UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMBAC FINANCIAL GROUP, INC.

NOTICE OF

2009 ANNUAL MEETING

OF STOCKHOLDERS

AND

PROXY STATEMENT

dated March 25, 2009

Meeting Date:

Tuesday, May 5th, 2009

at 2:00 P.M. (local time)

Meeting Place:

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

March 25, 2009

Dear Stockholders:

It is our pleasure to invite you to Ambac’s 2009 Annual Meeting of Stockholders.

We will hold the meeting on Tuesday, May 5, 2009, at 2:00 p.m.
at our executive offices in New York City. At the stockholders meeting, we will cover the business items, review the major
developments of 2008 and answer your questions.

This booklet includes the Notice of the 2009 Annual Meeting of
Stockholders and the Proxy Statement. The Proxy Statement
describes the business that we will conduct at the meeting.

Your vote is important. Most stockholders have a choice of
voting on the Internet, by telephone, or by mail using a
traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for
information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return
your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Michael A. Callen	David W. Wallis
Executive Chairman	President and Chief Executive Officer

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

March 25, 2009

Dear Stockholders:

We will hold the 2009 Annual Meeting of Stockholders on Tuesday, May 5th, 2009 at 2:00 p.m. (New York Time) at our executive offices at One State Street Plaza in New York City. At the Annual Meeting, we will ask you to:

•	Elect eight directors;

•	Ratify the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2009; and

•	Consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were an Ambac stockholder at the close of business on March 9, 2009.

Along with the attached Proxy Statement, we are also sending you the Ambac 2008 Annual Report, which includes our 2008 Annual Report on Form 10-K and financial statements.

Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel

PROXY STATEMENT FOR THE AMBAC FINANCIAL GROUP, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because Ambac’s Board of Directors is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	The election of eight directors; and

•	The ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2009.

What are Ambac’s Board’s Voting Recommendations?

Ambac’s Board recommends that you vote your shares:

•	“FOR” each of the nominees of the Board; and

•	“FOR” the ratification of the selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2009.

What if I Received in the Mail a Notice of Internet Availability of Proxy Materials?

In accordance with the Notice and Access rules adopted last year by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, on or about March 25, 2009, we mailed to our record and other beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you have received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. You may request to receive a printed copy of our proxy materials for the 2009 Annual Meeting. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who Is Entitled to Vote?

March 9, 2009 is the record date for the Annual Meeting. If you owned Ambac common stock at the close of business on March 9, 2009, you are entitled to vote. On that date, there were 294,359,108 shares of Ambac common stock outstanding and entitled to vote at the Annual Meeting. Ambac common stock is our only class of voting stock. We will begin making this Proxy Statement available on our website, www.ambac.com, on March 25, 2009 to all stockholders entitled to vote. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

How Many Votes Do I Have?

You have one vote for each share of Ambac common stock that you owned at the close of business on March 9, 2009. The proxy card indicates the number.

What Is the Difference Between Holding Shares as a Stockholder of Record and Holding Shares in “Street Name”?

Most stockholders of Ambac hold their shares in “street name” through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those held in street name.

Stockholder of Record

If your shares are registered directly in your name with Ambac’s transfer agent, The Bank of New York Mellon, you are considered the stockholder of record of those shares and Ambac is providing you these proxy materials directly. As the stockholder of record, you have the right to grant your voting proxy directly to Ambac or to vote in person at the Annual Meeting. If you wish to vote by mail, you must request paper copies of the proxy materials, which will included a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

Holders in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares in person at the Annual Meeting if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting?”. If you wish to vote by mail, you must request paper copies of the proxy materials, which will include a voting instruction card for you to use in directing your broker or nominee how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” Proposal 1 (Elect Eight Directors); and

•	“FOR” Proposal 2 (Ratify the Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2009).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a stockholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you hold your shares in “street name,” you should refer to the instructions provided by your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by telephone or via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you send in your proxy card, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to Ambac’s Corporate Secretary at the address indicated on page 73 under “Information about Stockholder Proposals”; or

•	Attend the Annual Meeting and vote in person.

How Do I Vote in Person at the Annual Meeting?

You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, Ambac recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

You may vote shares beneficially owned and held in “street name” only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the stockholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 9, 2009.

How Do Employees in the Ambac Stock Fund Vote?

If you are an employee who participates in our Savings Incentive Plan (“SIP”), you are receiving this material because of shares held for you in the Ambac Stock Fund in the SIP. The SIP Trustee will send you a voting instruction card instead of a proxy card. This voting instruction card will indicate the number of shares of Ambac common stock credited to your account in the Ambac Stock Fund as of March 9, 2009.

•	If you complete, sign and return the voting instruction card on time, the SIP trustee will vote the shares as you have directed.

•	If you do not complete, sign and return the voting instruction card on time, the SIP trustee will not vote the shares credited to your account.

What Votes Need to be Present to Hold the Annual Meeting?

We need a majority of the shares of Ambac common stock outstanding on March 9, 2009 to be present, in person or by proxy, to hold the Annual Meeting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Eight Directors	The eight nominees for director who receive the most votes will be elected. If you do not vote for a nominee or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP, an independent registered public accounting firm, as independent auditors for 2009. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are Votes Counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What Is the Effect of Broker Non-Votes?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, if your broker holds your shares in its “street name,” the broker may vote your shares on Proposal 1 (Elect Eight Directors) and Proposal 2 (Ratify Selection of Independent Auditors) even if it does not receive instructions from you. As a result, there will be no broker non-votes.

Is Voting Confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card.

If More than One Member of My Household Owns Shares, Will We Receive Separate Annual Meeting Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are sending only one Annual Report and Proxy Statement to stockholders who do not participate in electronic delivery of proxy materials and who have the same address and last name unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This “householding” practice reduces our printing and postage costs. Stockholders who do not participate in electronic delivery of proxy materials may request a separate copy of the Annual Report and Proxy Statement as follows:

•

Stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of the Annual Report and Proxy Statement, should contact our transfer agent, The Bank of New York Mellon Shareowner Services, at (800) 524-4458, TDD for hearing impaired: 800-231-5469; for Foreign Stockholders: 201-680-6578; and TDD for Foreign Stockholders: 201-680-6610 or stockholders of record may otherwise write to The Bank of New York Mellon Shareowner Services at P.O. Box 358015, Pittsburgh, PA 15252-8015. The website address is www.bnymellon.com/shareowner/isd.

•	Stockholders whose shares are held in “street name” can request information about householding from their banks, brokers or other holders of record.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Ambac will pay all the costs of soliciting these proxies. Although we are providing these proxy materials over the Internet and, in some cases, by mail, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. The Bank of New York Mellon Corporation is assisting us with the solicitation of proxies for a fee of $7,000 plus out-of-pocket expenses.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2009, which we will file with the SEC in August 2009. You can find the Form 10-Q on Ambac’s website at www.ambac.com.

Do Directors Attend the Annual Meeting?

Ambac encourages directors to attend Ambac’s Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting.

Can a Stockholder Communicate Directly with our Board? If so, How?

Stockholders and other interested parties may communicate with Ambac’s Presiding Director, Jill Considine, by sending her an e-mail at presidingdirector@ambac.com or by writing Ms. Considine c/o Ambac Financial Group, Inc., Attn: Corporate Secretary, One State Street Plaza, New York, New York 10004. You also may communicate with other members of our Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 or by sending an e-mail to Ambac’s Corporate Secretary at akelly@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.

Communications are distributed to the Presiding Director, the Board or to any individual director or directors as appropriate, depending on facts and circumstances outlined in the communication. In that regard, the Presiding Director and Ambac’s Board of Directors have requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is indirectly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to the Presiding Director and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.

Whom Should I Call If I Have Any Questions?

If you have any questions about the Annual Meeting or voting, please contact Anne Gill Kelly, Corporate Secretary, at (212) 208-3355 or at akelly@ambac.com.

If you have any questions about your ownership of Ambac common stock, please contact Vandana Sharma, First Vice President, Investor Relations, at (212) 208-3333 or at vandana.sharma@ambac.com.

INFORMATION ABOUT AMBAC COMMON STOCK OWNERSHIP

Which Stockholders own at least 5% of Ambac?

The following table shows all persons we know to be direct or indirect owners of at least 5% of Ambac common stock as of December 31, 2008. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class (%)

Third Avenue Management LLC(1)	27,022,362	9.4
622 Third Avenue, 32nd Floor New York, NY 10017

Citigroup Inc.(2)	21,154,033	7.2
399 Park Avenue New York, New York 10043

FMR LLC(3)	15,501,535	5.4
82 Devonshire Street Boston, Massachusetts 02109

(1)    This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by Third Avenue Management LLC, which reported voting power and dispositive power as of December 31, 2008 as follows: Sole Voting Power – 27,022,362, Shared Voting Power – None, Sole Dispositive Power – 27,022,362, and Shared Dispositive Power – None.

(2)    This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 by Citigroup Inc., which reported voting power and dispositive power as of December 31, 2008 as follows: Sole Voting Power – None, Shared Voting Power – 21,154,033, Sole Dispositive Power – None, and Shared Dispositive Power – 21,154,033. Figures assume conversion exercise of certain securities held and includes shares held by the following: Citigroup Global Markets Inc. with Sole Voting Power – None, Shared Voting Power – 21,124,212, Sole Dispositive Power – None, and Shared Dispositive Power – 21,124,212; and Citigroup Financial Products Inc, with Sole Voting Power – None, Shared Voting Power – 21,124,301, Sole Dispositive Power – None, and Shared Dispositive Power – 21,124,301; Citigroup Global Markets Holdings Inc., with Sole Voting Power – None, Shared Voting Power – 21,124,301, Sole Dispositive Power – None, and Shared Dispositive Power – 21,124,301.

(3)    This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by FMR LLC, which reported voting power and dispositive power as of December 31, 2008 as follows: Sole Voting Power – 341,120, Shared Voting Power – None, Sole Dispositive Power –15,501,535, and Shared Dispositive Power – None.

How Much Stock is Owned By Directors and Executive Officers?

The following table shows the Ambac common stock owned directly or indirectly by Ambac’s directors, director nominees and executive officers as of February 1, 2009. No director, director nominee or executive officer beneficially owns 1% or more of the shares of Ambac common stock. All directors, director nominees and executive officers as a group beneficially own less than 1% of the shares of Ambac common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (4)(5)(6)(7)(8)	Percent of Class	Unvested RSUs(9)	PSUs(10)	Total Holdings (including RSUs and PSUs)
Non-Employee Directors and Director Nominees
Jill M. Considine	28,361	—	36,784	55,860	121,005
Paul R. DeRosa	500	—	27,988	0	28,488
Philip N. Duff	650	—	35,881	0	36,531
Thomas C. Theobald	39,966	—	36,784	6,030	82,780
Laura S. Unger	12,396	—	104,116	17,715	134,227
Henry D.G. Wallace	16,524	—	36,789	38,732	92,045

Named Executive Officers
Michael A. Callen(1)	217,019	—	35,881	13,968	266,868
David W. Wallis(1)	81,072	—	399,774	0	480,846
Robert J. Genader(1)	1,256,678	—	0	0	1,256,678
Sean T. Leonard	40,562	—	48,034	0	88,596
Kevin J. Doyle	105,425	—	40,212	0	145,637
Douglas C. Renfield-Miller	146,492	—	66,047	0	212,539
Robert Shoback	94,950		41,745	0	136,695
John W. Uhlein III(2)	275,409	—	0	0	275,409
William T. McKinnon(3)	190,317	—	0	0	190,317

All executive officers and directors as a group (15 persons)	949,509	—	992,938	132,305	2,074,752

(1)	On January 16, 2008, Mr. Genader retired from Ambac and Ambac Assurance as Chairman, President and Chief Executive Officer. He no longer serves as either a director or an executive officer. On January 16, 2008, Mr. Callen became the Chairman of the Board of Directors and the Interim President and Chief Executive Officer of Ambac and Ambac Assurance. On October 21, 2008, Mr. Wallis was named the new President and Chief Executive Officer of Ambac and Ambac Assurance. Mr. Callen continues to serve as the Executive Chairman of Ambac and Ambac Assurance.

(2)	On February 1, 2009 Mr. Uhlein resigned as Senior Vice President of Ambac and Ambac Assurance. He no longer has any affiliation with Ambac or Ambac Assurance.

(3)	On February 8, 2008 Mr. McKinnon retired as Chief Risk Officer of Ambac and Ambac Assurance. He no longer has any affiliation with Ambac or Ambac Assurance.

(4)	To our knowledge, except for Mr. Genader, who shares voting and investment power with his spouse, each of the directors and named executive officers has sole voting and investment power over the shares held in his or her name.

(5)	The number of shares shown for Mr. Uhlein includes 90 shares owned by his spouse in her IRA and 75 shares owned by him in an IRA.

The number of shares shown for Mr. Theobald includes 3,000 shares for which Mr. Theobald acts as trustee for each of two children. There are 1,500 shares in a separate trust for each child. Mr. Theobald disclaims beneficial ownership of these 3,000 shares.

(6)	The number of shares shown for each director and named executive officer includes shares that may be acquired upon exercise of stock options that were exercisable as of February 1, 2009 or that will become exercisable within 60 days after February 1, 2009. These shares are shown in the following table:

Non-Employee Directors	Number Of Shares	Executive Officers	Number Of Shares
Ms. Considine	7,500	Mr. Callen	7,500
Mr. DeRosa	0	Mr. Wallis	47,500
Mr. Duff	0	Mr. Genader	685,000
Mr. Theobald	0	Mr. Leonard	28,141
Ms. Unger	5,938	Mr. Doyle	73,184
Mr. Wallace	0	Mr. Renfield-Miller	86,184
		Mr. Shoback	57,267
		Mr. McKinnon	116,150
		Mr. Uhlein	98,884

(7)	The number of shares shown for each executive officer also includes the number of shares of Ambac common stock owned indirectly as of February 1, 2009 by the executive officer in our Savings Incentive Plan (“SIP”). Our information on these shares is based on reports from the SIP Trustee.

(8)	The number of shares shown for (i) Messrs. Callen, Doyle, Renfield-Miller, Shoback and Uhlein, includes vested restricted stock units (“RSUs”) awarded under our equity plans and (ii) Messrs. Theobald and Wallace, Ms. Considine and Ms. Unger include RSUs awarded under the Directors Plan. These RSUs are shown in the following table:

Executive Officers	Number of Vested RSUs
Mr. Callen	9,889
Mr. Wallis	0
Mr. Genader	0
Mr. Leonard	0
Mr. Doyle	0
Mr. Renfield-Miller	23,663
Mr. Shoback	5,428
Mr. Uhlein	1,009
Mr. McKinnon	0

Directors	Number of Vested RSUs
Ms. Considine	5,596
Mr. DeRosa	—
Mr. Duff	0
Mr. Theobald	1,425
Ms. Unger	5,533
Mr. Wallace	1,425

(9)	This column shows the following grants of RSUs under the Directors Plan: 3,203 RSUs to Mr. Wallace at the 2004 Annual Meeting and accrued dividends, 3,198 RSUs to Ms. Considine and Mr. Theobald at the 2005 Annual Meeting and accrued dividends and 2,295 RSUs to Messrs. Callen and Duff at the 2007 Annual Meeting and accrued dividends; and 70,530 RSUs granted to Ms. Unger at the 2008 Annual Meeting and accrued dividends. These RSUs generally will vest on the date of the Annual Meeting held in the fifth calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 16 under “How We Compensate Directors.”

In addition, this column includes the 33,586 RSUs and accrued dividends that were granted to each of Messrs. Callen, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger at the 2008 Annual Meeting under the Directors Plan. These RSUs generally will vest on the date of the Annual Meeting held in the first calendar year following the date of grant. At that time, each of these directors will receive one share of Ambac common stock in settlement of each RSU. For more information on these RSUs, see below at page 16 under “How We Compensate Directors.”

In addition, in connection with his appointment to the Board of Directors, Mr. DeRosa received 27,988 RSUs. These will vest on July 7, 2010. At that time, he will receive one share of Ambac common stock in settlement of each RSU.

This column also includes RSUs that were awarded to Messrs. Doyle and Uhlein as part of each of their long-term compensation awards granted in January 2007 and January 2008 and accrued dividends. This column also shows RSUs for Mr. Renfield-Miller which was awarded as part of his 2006 bonus pursuant to the Ambac Deferred Compensation SubPlan of the 1997 Equity Plan (the “SubPlan”) and accrued dividends and each of his long-term compensation awards granted in January 2007 and January 2008 and accrued dividends. This column includes RSUs for Mr. Leonard, which were awarded as part of his 2006 bonus pursuant to the SubPlan and accrued dividends, and his long term compensation awards granted in January 2007 and January 2008. This column also includes RSUs that were awarded to Mr. Wallis as part of his 2007 bonus pursuant to the SubPlan and accrued dividends, and his long-term compensation awards granted in January 2007 and January 2008 and accrued dividends. This column also shows RSUs for Mr. Shoback which were awarded as part of his 2006 and 2007 bonuses pursuant to the SubPlan and accrued dividends and each of his long-term compensation awards granted in January 2007 and January 2008 and accrued dividends. See page 60 for more detailed descriptions of these awards made pursuant to the SubPlan.

(10)	Under Ambac’s Deferred Compensation Plan for Outside Directors, directors may defer a portion of his or her cash compensation. If a director has elected to defer cash compensation into Phantom Stock Units (“PSUs”), these PSUs are shown in this column. For more information on the Deferred Compensation Plan, see page 19.

(11)	We have included only Ambac’s current non-employee directors and executive officers who are as follows:

Directors: Messrs. DeRosa, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger; and

Executive Officers: Messrs. Callen, Wallis, Leonard, Doyle, Renfield-Miller, Shoback, Bienstock and Stevens and Ms. Adams. Please see pages 27 to 29 for a list of Ambac’s executive officers and their responsibilities.

Did Ambac Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2008?

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers, and greater-than-10% stockholders—file reports with the SEC and the New York Stock Exchange on their initial beneficial ownership of Ambac common stock and any subsequent changes. Our insiders must also provide us with copies of the reports.

We reviewed copies of all reports furnished to us and obtained written representations from our insiders that no other reports were required. Based on this, we believe that all of our insiders complied with their filing requirements for 2008.

INFORMATION ABOUT DIRECTORS

The Board of Directors

The Board oversees the business of Ambac and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Executive Chairman, the Chief Executive Officer, other key executives and our principal external advisors (legal counsel, outside auditors, investment bankers and other consultants) by reading the reports and other materials that they request or that we send them regularly and by participating in Board and committee meetings.

The Board usually meets five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met 31 times during 2008 and its committees met a total of 15 times. The Board and the committee meetings reflect 26 special meetings held during the year. All directors attended at least 75% of the Board meetings and the meetings of the committees of which they were members, except for Mr. Duff, who attended 68% of all the meetings due to schedule conflicts with a number of the special meetings.

Each of our directors also serves as a director of our principal operating subsidiary, Ambac Assurance Corporation, a financial guarantee insurance company.

Director Independence

Ambac’s Corporate Governance Guidelines express the Board’s belief that a substantial majority of Ambac’s directors should qualify as “independent” directors under the guidelines of the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with its Policy Regarding Determination of Independence (“Director Independence Policy”), which includes all elements of independence as set forth in the NYSE listing standards. The Director Independence Policy is attached to this proxy statement as Appendix A and is also appended to Ambac’s Corporate Governance Guidelines available at www.ambac.com. Under the Director Independence Policy, a director is not independent if he or she has a direct or indirect material relationship with Ambac. The Governance Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Governance Committee considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance Committee may determine from time to time.

Following such annual review, the Governance Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the Director Independence Policy are considered independent directors.

Based on the review and recommendation of the Governance Committee, the Board has determined that the following directors are independent within the meaning of Ambac’s Director Independence Policy: Jill M. Considine, Paul R. DeRosa, Philip N. Duff, Thomas C. Theobald, Laura S. Unger and Henry D.G. Wallace. The Board also determined that Michael A. Callen now has a material relationship with Ambac, as he was elected Ambac’s Chairman and Interim President and Chief Executive Officer, as of January 16, 2008, and as of October 21, 2008 is continuing as Ambac’s Executive Chairman. As a result of his continuing executive role, Mr. Callen is deemed by the Board not to be independent under Ambac’s Director Independence Policy. The Board also determined that David W. Wallis has a material relationship with Ambac as he has been an employee of Ambac since 1996 and now serves as its President and Chief Executive Officer. Accordingly, Mr. Wallis is deemed by the Board not to be independent under Ambac’s Director Independence Policy.

The Committees of the Board

The Board has three standing committees: the Audit and Risk Assessment Committee, the Governance Committee and the Compensation Committee. None of the directors who serve as members of these committees is, or has ever been, an employee of Ambac or our subsidiaries. All of the directors who serve as members of these committees are independent in accordance with the rules of the NYSE and Ambac’s Director Independence Policy.

The Audit and Risk Assessment Committee	The Audit and Risk Assessment Committee (i) selects the independent auditors; (ii) approves the scope of the annual audit by the independent auditors and our internal auditors; (iii) reviews audit findings and accounting policies; (iv) pre-approves all audit, audit-related and other services, if any, to be provided by the independent auditors; (v) assesses the adequacy of internal controls and risk management; (vi) reviews and approves Ambac’s financial disclosures; and (vii) oversees compliance with Ambac’s Code of Business Conduct.

Additionally, the Audit and Risk Assessment Committee reviews and monitors the adequacy of Ambac’s portfolio risk management, which includes reviewing (i) its adversely classified credits, (ii) the sufficiency of its loss reserves and (iii) its economic risk capital. The Audit and Risk Assessment Committee also reviews compliance with risk management and underwriting policies related to Ambac’s insured book of business, derivatives business and investment portfolios. The Chief Risk Officer reports to the Board of Directors on a “dotted line” basis and will inform and update the Audit and Risk Assessment Committee with respect to risk-related topics. The Chief Risk Officer is empowered to veto any transaction that has been approved by a credit committee. However, the CEO may override the Chief Risk Officer’s veto, upon notice to the Chairman of the Audit and Risk Assessment Committee.

The Audit and Risk Assessment Committee also meets outside the presence of Ambac management, with both the independent auditors and the internal auditors. The Audit and Risk Assessment Committee’s Report for 2008 is printed below at pages 25 and 26.

Four out of six of the members of the Audit and Risk Assessment Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see the “Audit and Risk Assessment Committee Report” on page 25 and 26.

The Board has adopted a written charter for the Audit and Risk Assessment Committee. A copy of the Charter is available at our website: http://www.ambac.com. A copy of the Audit and Risk Assessment Committee Charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or akelly@ambac.com.

The Audit and Risk Assessment Committee met eight times during 2008.

Messrs. DeRosa, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger currently serve as members of the Audit and Risk Assessment Committee. Mr. Wallace serves as Chair of the Audit and Risk Assessment Committee.

The Governance Committee	The Governance Committee is responsible for monitoring Ambac’s corporate governance policies and procedures and identifying, evaluating and recommending qualified candidates to the Board for election as directors. Through its monitoring of Ambac’s corporate governance policies and procedures, it is responsible for making recommendations concerning the size, structure and composition of the Board and committees, fees for the Board and criteria for retention of directors.

The Governance Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described on page 73 under “Information About Stockholder Proposals.”

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to the qualities of intellect, integrity and judgment, diversity, a strong understanding of finance and senior management experience.

The Governance Committee evaluates all nominees for director based on these criteria, including nominees recommended by stockholders. Under the Governance Committee’s charter, the Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates and to approve the fees and other retention terms for such firm.

The Board has adopted a written charter for the Governance Committee. A copy of the Governance Committee charter is available at our website: http://www.ambac.com. A copy of the Governance Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Governance Committee met three times during 2008.

Messrs.DeRosa Duff, Theobald and Wallace and Ms. Considine and Ms. Unger currently serve as members of the Governance Committee. Ms. Unger serves as Chair of the Governance Committee.

The Compensation Committee

The Compensation Committee oversees Ambac’s compensation and employee benefit plans and practices. As outlined in its Charter, the Compensation Committee, among other things, (i) adopts and annually reviews the overall compensation philosophy and policy of Ambac; (ii) adopts and annually reviews a comprehensive statement of executive compensation philosophy, strategy and principles; (iii) selects the peer group of companies that is used in determining competitive compensation packages; (iv) evaluates the performance of our named executive officers, including the Chief Executive Officer, and determines and approves the compensation of each of them; (v) reviews and evaluates succession planning for the Executive Chairman, CEO and other key management positions; (vi) reviews the performance standards for executive officers to be used in succession planning and in our compensation programs; (vii) evaluates existing and proposed employee benefit plans, including any employment, severance and perquisites arrangements for executive officers, and approves all substantive plan changes; (viii) reviews and approves our incentive bonus pool for the year; and (ix) reviews our stock ownership guidelines. In addition, our Compensation Committee administers our Equity Plan (and has the sole authority for awards made under the Equity Plan) as well as the Ambac 1997 Executive Incentive Plan (the “EIP”), the Ambac Deferred Compensation Plan for Outside Directors and the Ambac Deferred Compensation SubPlan of the 1997 Equity Plan (the “SubPlan”).

The Compensation Committee also provides oversight in the development, implementation and effectiveness of Ambac’s Human Resources function, including but not limited to those policies and strategies regarding retention, career development and progression, diversity and other employment practices. The Compensation Committee is also responsible for periodically reviewing Ambac’s plans regarding succession of senior management.

The Compensation Committee has engaged Alan Johnson, a Managing Director of Johnson Associates, an outside human resources consulting firm, as its compensation consultant. The Compensation Committee asks Mr. Johnson, among other things, to provide peer company compensation data and conduct an annual review of its total compensation program for its executive officers. For a fuller description of the role of the Compensation Committee’s compensation consultant, please refer to “Role of Compensation Consultant” in the Compensation Discussion and Analysis section of this Proxy Statement. Management also provides information and proposals for the Compensation Committee’s consideration. While the CEO and the Senior Vice President, Chief Administrative Officer attend Compensation Committee meetings regularly by invitation, the Compensation Committee is the final decision maker for the compensation of our named executive officers and other executive officers. The Compensation Committee also considers certain matters in executive session. The Compensation Committee’s Chairman reports to the Board on actions taken at each meeting. The Compensation Committee has authority to retain, approve fees for and terminate independent advisors to assist in fulfilling its responsibilities.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available at our website: http://www.ambac.com. A copy of the Compensation Committee charter is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

The Compensation Committee met four times during 2008.

Messrs. DeRosa, Duff, Theobald and Wallace, Ms. Considine and Ms. Unger currently serve as members of the Compensation Committee. Mr. Theobald serves as Chair of the Compensation Committee.

How We Compensate Directors

Director Compensation Table	Name(a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)(2)	All Other Compensation ($)(g)(4)	Total ($)(h)
	Michael A. Callen(3)	6,370	0	20,000	26,370
	Jill M. Considine(3)	169,514	91,667	16,250	277,430
	Paul R. DeRosa	51,194	19,306	0	70,500
	Philip N. Duff	85,500	120,407	0	205,907
	W. Grant Gregory(3)	2,849	0	0	2,849
	Thomas C. Theobald	108,500	120,357	20,000	248,857
	Laura S. Unger(3)	109,733	117,837	5,925	233,495
	Henry D.G. Wallace	114,500	120,358	0	234,858

(1)	This amount includes any fees deferred by our directors into phantom stock units pursuant to Ambac’s Director Deferred Compensation Plan.

In 2008, Michael Callen received a prorated fee in the amount of $3,288 for service as a non-employee director and $3,082 for his service as Presiding Director through January 15, 2008 when he took over as Chairman and Interim President and Chief Executive Officer.

Additionally, in 2008, W. Grant Gregory was paid a prorated fee of $2,849 until his retirement on January 13, 2008. Mr. Gregory is no longer associated with Ambac.

This column reflects a prorated annual retainer fee of $80,000 for each of our directors, until April 1, 2008, at which point Ambac began paying its directors an annual retainer of $50,000. In addition, beginning April 1, 2008, Ambac began paying a fee of $1,000 for attendance at each committee or shareholders meeting and $2,000 for attendance at each Ambac or Ambac Assurance Board meeting. Fees for chairing the committees remained the same. Thus, in addition to the prorated annual retainer fees described above, each director also received the following:

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Jill Considine earned a prorated fee of $69,247 for her role as Presiding Director (term commenced on January 15, 2008), and an additional $767, prorated, for her service as Chairman of the Governance Committee (term ended on January 15, 2008). Ms. Considine also earned a total fee of $42,000 for her attendance at committee and Board meetings held between April 1, 2008 and December 31, 2008.

•	Paul DeRosa was elected to the Board on July 7, 2008. He earned $27,000 for his attendance at committee and Board meetings held between April 1, 2008 and December 31, 2008.

•	Philip Duff earned $28,000 for his attendance at committee and Board meetings held between April 1, 2008 and December 31, 2008.

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In 2008, Thomas Theobald earned $10,000, for his role as Chairman of the Compensation Committee. Mr. Theobald also earned $41,000 for his attendance at committee and Board meetings held between April 1, 2008 and December 31, 2008.

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In 2008, Laura Unger earned a fee of $9,233 for her role as Chairman of the Governance Committee (term commenced January 29, 2008). Ms. Unger also received $43,000 for her attendance at committee and Board meetings held between April 1, 2008 and December 31, 2008.

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Henry D. G. Wallace earned $20,000 for his role as Chairman of the Audit and Risk Assessment Committee. Mr. Wallace also received $37,000 for his attendance at committee and Board meetings held between April 1, 2008 and December 31, 2008.

(2)	Represents the compensation costs for financial reporting purposes for the year under FAS 123R. See Note 13 to the Audited Financial Statements contained in Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions made in determining FAS 123R values. There can be no assurance that the FAS 123R amounts will be realized. Column (c) of the Director Compensation Table includes a portion of each director’s five year restricted stock award. The five-year grants reflected in the Table for Messrs. Callen, Duff, Gregory, Wallace and Theobald and Ms. Considine and Ms. Unger have a grant date fair value of $210,000. (See below on page 19 for a more detailed description of these awards.) In addition, the amounts for Messrs. Callen, Gregory and Ms. Considine include costs due to unvested amounts being recognized in 2008 because they are eligible for immediate vesting at retirement.

At December 31, 2008, the aggregate number of restricted stock units (“RSUs”) held by each of our directors was as follows: Mr. Callen—45,773 RSUs; Ms. Considine—42,383 RSUs; Mr. DeRosa—27,988; Mr. Duff—35,881 RSUs; Mr. Theobald—38,212 RSUs; Ms. Unger—109,651 RSUs and Mr. Wallace—38,216 RSUs.

Of the RSUs reported above, the following RSUs were vested but deferred: Mr. Callen—9,890 RSUs; Ms. Considine—5,596 RSUs; Mr. DeRosa—0 RSUs; Mr. Duff—0 RSUs; Mr. Gregory—3,217 RSUs; Mr. Theobald—1,425 RSUs; Ms. Unger—5,533 RSUs and Mr. Wallace—1,425 RSUs.

(3)	We have not awarded stock options to our non-employee directors since May 2003 and formally discontinued our stock option program for directors in 2004. All expenses related to the stock options were recognized for financial accounting purposes before 2008.

At December 31, 2008, the aggregate number of stock options held by each of our directors was as follows: Mr. Callen—7,500 options; Ms. Considine—7,500 options; Mr. Gregory—3,750 options and Ms. Unger—5,938 options. All outstanding stock options have vested.

(4) The amounts shown represent matching corporate contributions, paid by Ambac in 2008 on behalf of the directors to charitable organizations under the Ambac Matching Gifts Program which allows up to $20,000 to be matched for those charitable gifts made during each calendar year.

January to April 2008 Annual Cash Fee	From January 1, 2008 to March 31, 2008, we compensated directors who are not employees of Ambac or our subsidiaries under our prior Director Compensation structure, with an annual cash fee of $80,000 per year. This fee was prorated for the period between January 1, 2008 and March 31, 2008. We did not pay our directors any additional fees for serving on committees of the Board or for attending meetings of the Board or of the committees on which they serve from January 1, 2008 to March 31, 2008.

2008 Annual Cash Fee and Meeting Fees	In light of our directors’ significantly increased meeting schedule during the latter part of 2007 and 2008, effective April 1, 2008, we modified the structure of our directors’ cash compensation in order to tie compensation more closely to our directors’ commitment to attending our Board and committee meetings. Beginning in April, 2008 our directors received (i) an annual prorated cash retainer of $50,000; (ii) $2,000 for each meeting of the Ambac or Ambac Assurance Board that the director attended; and (iii) $1,000 for each meeting of a committee of the Board that the director attended. We did not change the annual fees for chairing a committee (as described below).

Presiding Director Fee	In 2008, we paid an additional annual fee of $75,000 to Ambac’s Presiding Director, in consideration of the substantial amount of additional time that the Presiding Director devotes to Ambac matters. For more information regarding the Presiding Director, please see page 21 below.

Fee for Chairing a Committee	We pay an additional annual fee of $10,000 to the non-employee director who chairs either the Governance Committee or the Compensation Committee and an annual fee of $20,000 to the non-employee director who chairs the Audit and Risk Assessment Committee.

Annual Award of Restricted Stock Units or Phantom Stock Units	On the date of the Annual Meeting, we grant each non-employee director an annual award consisting of a number of restricted stock units (“RSUs”) or Phantom Stock Units (“PSUs”), as determined by the Board, (collectively the RSUs and PSUs shall be referred to as the “Director Stock Units”) calculated by dividing (A) $100,000 by (B) the closing price of a share of common stock as reported on the NYSE on that date. The Director Stock Units generally will vest on the first anniversary of the date of the grant. The Director Stock Units will accumulate dividend equivalents in the form of additional Director Stock Units during the restricted period. Director Stock Units granted in the form of RSUs are settled by the delivery of one share of Ambac common stock for each Director Stock Unit. Director Stock Units granted in the form of PSUs are settled in cash in an amount equal to the market value, as of the relevant payment date, of one share of Ambac common stock for each Director Stock Unit. On March 25, 2008, upon a recommendation of the Governance Committee, the Board decided to increase the annual Director Stock Unit award from $60,000 to $100,000. On January 27, 2009, the Board of Directors determined that all Director Stock Unit awards made in 2009 under the Directors Equity Plan shall consist of Phantom Stock Units.

Initial Award of Restricted Stock Units or Phantom Stock Units and Subsequent Awards Every Five Years	Ambac also grants each non-employee director, on the date of the Annual Meeting at which the director is first elected to the Board, an award of $210,000 of Director Stock Units. The number of Director Stock Units included in this initial award is calculated by dividing (A) $210,000 by (B) the closing price of a share of common stock as reported on the NYSE on the date of the Annual Meeting. Director Stock Units granted in the form of RSUs will be settled by the delivery of one share of Ambac common stock for each Director Stock Unit. Director Stock Units granted in the form of PSUs will be settled in cash.

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These Director Stock Units generally will vest on the date of the Annual Meeting held in the fifth year following the date of grant. However, if a director (i) is required to retire due to Ambac’s mandatory retirement policy; (ii) retires at age 62 after five or more years of service on Ambac’s Board; or (iii) ceases to be a member as a result of death or permanent disability or a change in control of Ambac, unvested Director Stock Units will vest and be settled as soon as practicable after termination of the director’s service on the Board. Director Stock Units will accumulate dividend equivalents in the form of additional Director Stock Units during the restricted period.

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If the non-employee director remains on the Board after the first award of Director Stock Units vests, Ambac will grant the director a second award of Director Stock Units, valued at $210,000 subject to similar vesting conditions and restrictions on transfer. Thereafter, awards will be made at every fifth Annual Meeting held during the director’s continued service on the Board.

Expenses and Benefits	Ambac reimburses all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We provide non-employee directors with life and health insurance benefits, if they so elect. We also allow them to participate in our Matching Gift Program, under which Ambac will match gifts by non-employee directors to qualified organizations up to $20,000 per year.

The Deferred Compensation Plan	Under the Ambac Deferred Compensation Plan for Outside Directors, non-employee directors may elect to defer all or part of their director compensation that is paid in cash.

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At the director’s election, we credit deferrals to a bookkeeping account that we maintain on the director’s behalf either as a cash credit (which we credit with interest quarterly at a 90-day commercial paper composite rate published by the Federal Reserve Bank), or as phantom stock units (“PSUs”) based on the market value of Ambac’s common stock (which we credit with quarterly dividend equivalents in additional PSUs) or as performance units measured by the performance of those mutual funds the director selects out of a limited group of funds.

•	We do not fund the Ambac Deferred Compensation Plan for Outside Directors. We settle accounts only in cash.

Directors who are Ambac Employees	We do not compensate our employees or employees of our subsidiaries for service as a director, other than reimbursement for travel and related expenses.

Director Stock Ownership Guidelines	In May 2004, Ambac’s Governance Committee established stock ownership requirements for its directors. Ambac now requires each director to own, within five years of first being elected, shares of Ambac common stock having a value equal to at least five times the director’s annual cash retainer. In March 2008, the Board determined that in connection with the new lower annual cash retainer fee, it was appropriate to increase the director stock ownership requirement from five times to eight times the director’s annual cash retainer. The Committee has currently suspended application of this requirement in view of the recent and significant decline in stock price; however, our directors are still expected to continue to increase their stock ownership.

CORPORATE GOVERNANCE

In General	Our Board of Directors has maintained corporate governance policies for many years. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted charters for our Audit and Risk Assessment Committee, Governance Committee and Compensation Committee, consistent with the applicable rules and standards. Copies of the Corporate Governance Guidelines and the charters of the foregoing committees are available at our website: http://www.ambac.com. A copy of the Corporate Governance Guidelines is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

Presiding Independent Director	On an annual basis, the non-employee directors will select a non-employee member of the Board to serve as the Presiding Director. The Presiding Director shall be independent as defined under the listing standards of the NYSE. Michael Callen served as the Presiding Director at the beginning of 2008; however, as a result of the Board’s decision to appoint Mr. Callen as Ambac’s Interim President and Chief Executive Officer in the middle of January 2008, he was no longer considered to be independent and could no longer serve as Ambac’s Presiding Director. On January 29, 2008, the Board appointed Jill Considine as its new Presiding Director.

The Presiding Director has the following duties:

•	Chair all meetings of the Board at which the Chairman is not present;

•	Meet with the CEO for a preliminary review of financial results and to establish and approve agenda items for the next regular meeting;

•	Coordinate and develop the executive session agenda and chair all executive sessions of non-employee and independent directors;

•	Consult with the Executive Chairman and the CEO regarding information to be provided to the directors, providing feedback on its quality, quantity and timeliness;

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Act as the principal liaison between the independent directors, the Executive Chairman and the CEO on sensitive issues and provide comments, suggestions, feedback and other information to the Executive Chairman and the CEO after executive sessions;

•	Confer with the Executive Chairman and the CEO on issues of heightened importance that may involve action by the Board;

•	Communicate to the Executive Chairman the results of the Compensation Committee’s annual performance evaluation of the Executive Chairman;

•	Communicate to the Executive Chairman and the CEO the results of the Compensation Committee’s annual performance evaluation of the CEO;

•	Retain, at the Board’s direction, outside advisors and consultants who directly report to the Board;

•	Work with the Governance Committee, the Executive Chairman and the CEO to identify the Board’s compositional needs and criteria for director candidates;

•	Be available, as appropriate, for direct communication with major stockholders;

•	In the event of the incapacity of the CEO and the Executive Chairman, direct the Secretary of the Company to take all necessary and appropriate action to call a special meeting of the Board; and

•	Perform such other duties as may reasonably be requested by the Board in furtherance of the Board’s duties and responsibilities.

Non-Employee Director Meetings	Pursuant to Ambac’s Corporate Governance Guidelines, non-employee directors will meet regularly following the Board meetings to discuss, without the presence of management, those items presented at the previous Board and committee meetings. In addition, if any non-employee directors are not independent, then the independent directors shall schedule an independent director session at least once per year. The Presiding Director leads the non-employee board sessions and independent director sessions. The non-employee directors held eight meetings in 2008, six of which consisted solely of the independent non-employee directors.

Ambac’s non-employee directors also hold executive sessions without management during Committee meetings to address various matters, including the report of the independent auditor, the review of the CEO and the Executive Chairman succession plans, the criteria upon which the performance of the Executive Chairman, the CEO and other senior managers are assessed, the performance of the Executive Chairman, the CEO against such criteria, the compensation of the Executive Chairman, the CEO, and other relevant matters. These Committee executive sessions are led by the Chair of the Committee for which the executive session is held.

Changes to By-Laws and Certificate of Incorporation	The Board of Directors approved an amendment to the By-Laws of Ambac on October 21, 2008 in order to reflect that the Company’s Executive Chairman position become an officer of the Company. Ambac’s current By-Laws, as amended, were attached as Exhibit 3.04 to the Current Report on Form on 8-K filed October 27, 2008.

Upon recommendation of Ambac’s Board of Directors, the Stockholders also approved an amendment to the Amended and Restated Certificate of Incorporation of Ambac on June 20, 2008 increasing the number of authorized shares of common stock from 350 million to 650 million shares.

Other Corporate Governance Highlights	•	Our practice has always been to have a substantial majority (75%) of non-employee independent directors.

•	Since becoming a public company in 1991, only non-employee independent directors have served on our Audit and Risk Assessment, Governance and Compensation Committees.

•	All of the members of the Audit and Risk Assessment Committee meet the NYSE standards for financial literacy.

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Four out of six of our members of the Audit and Risk Assessment Committee qualify as “audit committee financial experts” as such term is defined in the applicable SEC regulations. For a list of “audit committee financial experts”, please see pages 25 and 26 under “Audit and Risk Assessment Committee Report.”

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Our Corporate Governance Guidelines provide that no director may serve on the board of more than five public companies, including Ambac. The CEO of Ambac may not serve on the board of more than three public companies, including Ambac.

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Our Audit and Risk Assessment Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•	No member of the Audit and Risk Assessment Committee may serve on more than three public companies’ audit committees, including the Audit and Risk Assessment Committee of Ambac.

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Our Compensation Committee has the authority to retain independent consultants, and, in fiscal 2008, engaged Johnson Associates, Inc. to assist it. It also evaluates the performance of the Chief Executive Officer and discusses the evaluation with all non-employee directors in executive session.

•	Our Board policy opposes, and the Equity Plan prohibits, the re-pricing of our outstanding stock options. Further, the Board does not, and has not permitted, backdating of stock options.

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Our Board has adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets (including computer and telecommunications resources), media contact and public discussion, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior. A copy of the Code of Conduct is available at our website: http://www.ambac.com. A copy of the Code of Conduct is also available to stockholders free of charge on request to Anne Gill Kelly, our Corporate Secretary, at 212-208-3355 or at akelly@ambac.com.

•	Under our Directors Plan, we award only restricted stock units and phantom stock unit awards to directors. We discontinued awards of stock options for directors in May 2003.

THE AUDIT AND RISK ASSESSMENT COMMITTEE REPORT

The Audit and Risk Assessment Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions and internal controls and risk management. The Audit and Risk Assessment Committee selects the independent auditors. The Audit and Risk Assessment Committee is currently composed of six independent directors, each of whom is independent as defined under the rules of the NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has identified the following four members of the Audit and Risk Assessment Committee as “audit committee financial experts”: Messrs. Duff, Theobald, Wallace and Ms. Considine.

The Audit and Risk Assessment Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at Ambac’s website: http://www.ambac.com. The Audit and Risk Assessment Committee regularly reviews its charter to ensure that it is meeting all relevant Audit and Risk Assessment Committee policy requirements of the SEC, the Public Company Accounting Oversight Board and the NYSE.

Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit and Risk Assessment Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit and Risk Assessment Committee is professionally engaged in the practice of accounting or auditing nor are all of our members experts in those fields. The Audit and Risk Assessment Committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The Audit and Risk Assessment Committee held eight meetings during 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Audit and Risk Assessment Committee, management, the internal auditors and Ambac’s independent auditors, KPMG LLP, an independent registered public accounting firm. The Audit and Risk Assessment Committee discussed with Ambac’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit and Risk Assessment Committee met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls.

The Audit and Risk Assessment Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management, the internal auditors and KPMG LLP. The Audit and Risk Assessment Committee also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.

The Audit and Risk Assessment Committee also discussed with KPMG LLP matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

KPMG LLP also provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit and Risk Assessment Committee discussed with them their independence from Ambac. When determining KPMG LLP’s independence, the Committee considered whether their provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit and Risk Assessment Committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit and Risk Assessment Committee concluded that KPMG LLP, an independent registered public accounting firm, is independent from Ambac and its management.

Based upon the review and discussions referred to above, the Audit and Risk Assessment Committee recommended to the Board of Directors, and the Board of Directors has approved, that Ambac’s audited financial statements be included in Ambac’s Annual Report on SEC Form 10-K for the year ended December 31, 2008. The Audit and Risk Assessment Committee also selected KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2009.

The Audit and Risk Assessment Committee

Henry D.G. Wallace, Chairman Jill M. Considine Paul R. DeRosa Philip N. Duff Thomas C. Theobald
March 18, 2009	Laura S. Unger

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The Executive Officers

These are the biographies of Ambac’s current executive officers, except for Mr. Callen, Ambac’s Executive Chairman, and Mr. Wallis, Ambac’s President and Chief Executive Officer, whose biographies are included below at page 68 and 70, respectively under “Proposal 1: Elect Eight Directors.”

Douglas C. Renfield-Miller Age 55

Executive Vice President

In October 2008, Mr. Renfield-Miller was named President and CEO of Everspan Financial Guarantee Corp., Ambac’s new municipal bond insurer. In July 2006, Mr. Renfield-Miller was named Executive Vice President of Ambac and Ambac Assurance. From January 2004 to July 2006, Mr. Renfield-Miller served Ambac and Ambac Assurance as a Senior Managing Director. He also served as the Chairman and CEO of Ambac Assurance UK Limited, Ambac’s international financial guarantee subsidiary, from April 2005 to December 2008. During that period, Mr. Renfield-Miller was responsible for Ambac’s international offices encompassing London, Milan, Sydney and Tokyo. Prior to moving to London, Mr. Renfield-Miller worked in New York overseeing Ambac’s Structured Credit, Commercial ABS, Derivatives and Investment Agreement businesses as well as Ambac’s operations in the Asia/Pacific Region and the Emerging Markets. Mr. Renfield-Miller joined Ambac and Ambac Assurance in April 2000 as a Managing Director. Before joining Ambac, Mr. Renfield-Miller was a Managing Director with UBS’ Principal Finance and Credit Arbitrage group. Mr. Renfield-Miller joined UBS in 1987 and served in various other management positions in New York and Zurich during his 13-year career, including Head of Structured Finance in the Americas and Global Advisor for Structured Finance.

Diana Adams Age 46

Senior Managing Director

In 2008, Ms. Adams became a Senior Managing Director with responsibilities for Ambac’s Structured Finance and International businesses. In December 2008, Ms. Adams also began serving as the Chairman of Ambac Assurance UK Limited, Ambac’s international financial guarantee subsidiary. Prior to that, Ms. Adams had been Managing Director of Emerging Markets, Structured Insurance and Student Loans. Ms. Adams joined Ambac in 2000 as the head of Emerging Markets following the winding down of the international joint venture between Ambac and MBIA, where she worked. From 1993-1999, Ms. Adams worked at JP Morgan first in the Capital Markets division and then in the Structured Products division. From 1990-1993 Ms. Adams worked for Mitsubishi Bank in Leveraged and Acquisition Finance. From 1988-1990 Ms. Adams worked at Merrill Lynch in the Investment Banking division.

Gregg L. Bienstock Age 44

Senior Vice President, Chief Administrative Officer and Employment Counsel

Since January 2005, Mr. Bienstock has served as Senior Vice President, Chief Administrative Officer and Employment Counsel of Ambac and Ambac Assurance. From January 1999 to January 2005, Mr. Bienstock served as Managing Director, Human Resources and Employment Counsel of Ambac and Ambac Assurance. Mr. Bienstock has executive responsibility for Human Resources, Global Marketing, Administration and Technology. Mr. Bienstock served as First Vice President, Director of Human Resources and Employment Counsel of Ambac and Ambac Assurance from February 1997 to January 1999. Mr. Bienstock joined Ambac from the Bristol Myers-Squibb Corporation, where he served as a Director of Human Resources from February 1996 to February 1997. From September 1993 to February 1996, Mr. Bienstock was an associate with the New York law firm of Proskauer Rose LLP. Prior to joining Proskauer, from April 1992 to September 1993, Mr. Bienstock was an Assistant General Counsel for the Mayor’s Office of Labor Relations for the City of New York.

Kevin J. Doyle Age 52

Senior Vice President and General Counsel

In January 2005, Mr. Doyle was named Senior Vice President and General Counsel of Ambac and Ambac Assurance. Since January 2000, Mr. Doyle has served as General Counsel of Ambac and Ambac Assurance and Ambac’s Chief Legal Officer. Mr. Doyle also has executive responsibility for internal audit. In January 2000, Mr. Doyle was named Managing Director and General Counsel of Ambac and Ambac Assurance. From January 1996 to January 2000, Mr. Doyle served as the Managing Director and General Counsel of the Specialized Finance Division of Ambac Assurance. Mr. Doyle served as First Vice President and General Counsel of the Specialized Finance Division of Ambac Assurance from July 1995 to January 1996. Mr. Doyle joined Ambac Assurance as a Vice President and Assistant General Counsel from the New York law firm LeBoeuf, Lamb, Greene & MacRae in 1991.

Sean T. Leonard Age 44

Senior Vice President and Chief Financial Officer

Since March 2008, Mr. Leonard has served as Senior Vice President and Chief Financial Officer and is also responsible for managing Ambac’s Investor and Rating Agency Relations and Fixed Income Investment Management. Mr. Leonard joined Ambac and Ambac Assurance as Senior Vice President and Chief Financial Officer in June 2005, which included executive responsibility for managing Ambac’s Investor and Rating Agency Relations. Mr. Leonard came to Ambac from PricewaterhouseCoopers LLP, where he was a partner in their Structured Finance Group and Financial Services Group from July 2000 to June 2005. Before July 2000, Mr. Leonard served as a Senior Manager for PricewaterhouseCoopers LLP. From July 1998 to June 2000, Mr. Leonard also served as a practice fellow at the Financial Accounting Standards Board. In addition, since June 2005, Mr. Leonard has served as Chair of the Finance Committee of the Association of Financial Guarantors.

Robert G. Shoback Age 49

Senior Managing Director

In February 2009, Mr. Shoback was named Executive Vice President of Everspan. Since January 2004, he has served as a Senior Managing Director of Ambac and Ambac Assurance. Since August 2007, he has been responsible of the all business units in the Public Finance Division. Since January 2004, he has been responsible for the Public Finance Division’s East Region, the Structured Real Estate group and the Health Care group. He served as a Managing Director in the Public Finance Division from November 1998 to January 2004. He joined Ambac in November 1998 from Lehman Brothers where he was a Senior Vice President in its Municipal Bond Department where he worked from 1994 through 1998. Prior to Lehman Brothers, Mr. Shoback worked in the Public Finance Division at Donaldson, Lufkin & Jenrette from 1986 to 1994.

Timothy J. Stevens Age 37

Senior Managing Director

In December 2008, Mr. Stevens was named a Senior Managing Director of Ambac and Ambac Assurance. Since March 2008, he has been responsible for Ambac’s Capital Markets Group which includes the management of Ambac’s investment portfolios, the Guaranteed Investment Contracts business, and the Global Derivatives business as well as the Global Secondary Markets Group. From August 2005 to March 2008, Mr. Stevens served as the head of the Global Secondary Markets Group, and from January 2007 until March 2008 he also served as head of the Credit Risk Transfer Group. Prior to this role, Mr. Stevens ran Ambac’s Guaranteed Investment Contracts (GIC) business from June 2003 to August 2005, where he was responsible for the management of the GIC portfolio. From October 2000 to June 2003, Mr. Stevens was a member of Ambac’s Structured Credit Group where he underwrote and executed credit derivative contracts. From 1995 to October of 2000, Mr. Stevens served in various roles in Ambac’s Financial Control Department, including as business unit Financial Controller for the Structured Credit and the GIC businesses. Mr. Stevens worked in the Audit Services division of Deloitte & Touche before joining Ambac in 1995.

COMPENSATION DISCUSSION AND ANALYSIS

Our primary compensation objective for 2008 was to provide a fair level of compensation to our executives while acknowledging the negative consequences to Ambac of past decisions and the impact of the global economic crisis on our business. With these objectives in mind, the Committee considered the efforts Ambac has made to mitigate its losses, the need to continue to work towards stabilizing Ambac, and the critical importance of retaining and motivating our executives and employees for our future. The Committee’s compensation decisions also considered the significant level of actual stock ownership by the executive officers.

Key Decisions in 2008

2008 was marked by continued challenges and questions regarding Ambac’s viability. The organization experienced significant change in its management team and reported net loss of $5.6 billion, driven primarily by a mark-to-market loss of $8.2 billion. Also included in these results are losses and impairments of $5.9 billion related primarily to Ambac’s exposure to the currently troubled residential real estate sector, primarily through securities we insured in the mortgage-backed and collateralized debt obligation sectors. The magnitude of the losses was aggravated by the severe global economic crisis that continues. While we successfully raised capital in March 2008 to support our enterprise, our ability to generate new business was impaired as a result of our being downgraded by the rating agencies. As such, we did not meet our financial objectives.

In view of these circumstances, and consistent with the compensation principles discussed below, we have taken the following steps relating to compensation.

•

Following the resignation of our previous Chief Executive Officer in January 2008, Michael Callen was appointed interim Chief Executive Officer and served in that capacity through October 2008. Mr. Callen has retained the title of Executive Chairman and currently remains an executive officer of the Corporation. We paid Mr. Callen a special bonus for his assumption of these roles and his significant time commitment, leadership, guidance and direction during a time of great uncertainty for the Company.

•

In February 2008, David Wallis was named Chief Risk Officer. Given the paramount importance of long-term risk control to Ambac and our desire to deemphasize short-term incentive compensation, the Compensation Committee deemed it appropriate to increase Mr. Wallis’s base salary, decrease his bonus opportunity and award him a “front-loaded” grant of stock options and restricted stock units (“RSUs”). In October, we named Mr. Wallis as our Chief Executive Officer. Mr. Wallis’s bonus for 2008 was based on his service as Chief Risk Officer from February 2008 through October 2008 and for his time as Chief Executive Officer since October 2008.

•

We paid annual cash bonuses for 2008 to the named executive officers (“NEOs”) who are continuing service with Ambac for 2009. We view each of the remaining NEOs as critical to our efforts to improve stockholder value over the long-term. The Committee determined that paying discretionary cash bonuses to these NEOs was advisable in order to provide them with a total compensation level that would acknowledge their efforts and loyalty during 2008 and successfully retain and motivate them for the future. Total compensation levels for the NEOs would have otherwise been insufficient, in the Committee’s judgment, because the NEOs did not receive any bonus payout under the Executive Incentive Plan as a result of Ambac not having reached the pre-established performance thresholds. On average, the incentive compensation for our executive officers paid in 2008 decreased by 60%, compared to 2007.

•	John W. Uhlein, III, who served as an Executive Vice President, resigned effective February 2009. Payments to Mr. Uhlein reflect what are required by his separation agreement.

•	William T. McKinnon retired on February 8, 2008. Payments to Mr. McKinnon were made pursuant to his employment agreement, entered into in January 2007.

•

With the exception of equity awards made to Mr. Wallis when he assumed the position of Chief Risk Officer and to Mr. Callen in lieu of the award he would have received under our plan for non-employee directors had he not accepted appointment as our interim Chief Executive Officer, we did not award stock options or RSUs in respect of 2008 to any of our executive officers. Ambac’s compensation structure for executives has historically emphasized a significant amount of equity compensation (approximately 50% of total incentive compensation); however, given the limited number of shares available under our Equity Plan and the low current stock price, we did not think it was in our stockholders’ best interests to grant additional shares to our executive officers.

•

Effective October 2008 we suspended our stock ownership targets, which are based on a level of ownership of Ambac stock as a multiple of the officer’s total cash compensation, due to the precipitous fall in Ambac’s stock price. Nevertheless, each of our NEOs continues to hold a significant number of shares and outstanding equity awards.

•

We did not increase the base salaries of our NEOs for 2008, except in the case of an increase for Mr. Wallis when he assumed the position of Chief Risk Officer in February 2008. In 2009, we increased the rate of base salary for four of our NEOs (Douglas C. Renfield-Miller, Sean T. Leonard, Kevin Doyle and Robert Shoback) to address the market for their roles and to reflect our new compensation structure discussed below. Going forward, our compensation programs will have less emphasis on variable incentive compensation and more emphasis on payments based on individual performance, accountability and contributions, retention and motivation.

•	We have continued our practice of offering our NEOs health, welfare and similar benefit programs on the same basis that we make these programs available to our employees generally.

The remaining portions of this CD&A discuss our compensation program for NEOs and the rationale under our program for our 2008 pay decisions and the change to our compensation structure and framework for 2009.

Compensation Philosophy for 2008

Generally, we seek to provide a competitive total compensation package that provides a fair level of compensation to all employees, rewards those whose performance exceeds their responsibilities and objectives and recognizes the critical element of accountability where performance does not meet the objectives. However, in February 2008 in an effort to promote retention, the Committee provided most employees a minimum 2008 performance year bonus guarantee of 90% of the bonus they received for the 2007 performance year.

For our NEOs, there was no bonus guarantee, and we continued to consider a “total compensation” approach in setting pay levels. Our annual compensation decisions focus on the sum of an NEO’s base salary, annual performance bonus and long-term equity incentive awards. Thus, our decisions with respect to any particular element of an NEO’s compensation take into account how a change in that element will affect the officer’s total compensation package. All of our executive officers experienced a decline in incentive compensation, and the group averaged a reduction of 60% in incentive compensation when compared to the 2007 performance year. The ultimate goal of the compensation framework was to create an incentive for key executive officers who have been, and will continue to be, instrumental to the implementation of Ambac’s corporate strategy.

Compensation Philosophy for 2009

For 2009, the Committee approved the implementation of a new Company-wide compensation framework that deemphasizes cash bonuses, pays base salaries based on a comparison with a broader group of companies (not only “Wall Street” firms) and offers limited but variable incentive based opportunities driven by individually defined performance metrics aligned with our organizational objectives. The Compensation Committee studied this revised structure for much of 2008. The Committee concluded that a compensation construct with less emphasis on short-term incentive compensation is consistent with emerging views of the market and our regulators concerning appropriate compensation policy and addresses the Committee’s concern that the opportunity for larger incentive bonus payments may promote riskier behavior.

Our new compensation model has several objectives: (i) adjust compensation relative to the market and new roles; (ii) drive cultural transformation by requiring true differentiation for any individual bonus payments and managerial accountability for the same; (iii) deliver a message that the behavior of our employees is not dictated by short-term incentive compensation; (iv) support our efforts to restore confidence and rebuild activities during the next 12-18 months including avoiding potential unwanted attrition; and (v) attract and retain key personnel by offering a compensation structure uncommon to our industry and the broader financial services sector.

Elements of Executive Compensation for 2008

The primary elements of compensation provided to our executives are base salary, an annual performance bonus and, historically, long-term incentive awards in the form of stock options and restricted stock units.

Under the construct for 2008, at least 80% of an executive officer’s direct compensation opportunity (salary plus bonus plus long-term incentive awards) consisted of the opportunity for bonus and long-term incentive awards. For the reasons noted above, in respect of 2008, we did not award long-term incentive awards following year-end to any of our executives. The Committee determined the NEOs’ total compensation based on Ambac’s performance, the performance and accomplishments of the group of functions for which the executive is responsible and the executive’s performance, and the special emphasis in 2008 on retention.

Set forth below is a discussion of each element of NEO compensation, why we pay each element and how each element fits into our overall compensation philosophy.

(I) Base Salaries

NEOs generally have historically received a relatively small portion of their overall compensation as base salary, although the percentage of direct compensation for 2008 was generally higher than for prior years in view of our decision not to make year-end equity awards. For 2008, the percentages of direct compensation (salary plus bonus plus long-term incentive awards) represented by base salary ranged from 21% to 46% for our NEOs. Base salaries provide our executives with a minimum level of fixed compensation and for 2008 were generally below the median base salaries paid to executives in corresponding positions by competitors in the Peer Group discussed below.

Consistent with our new approach to compensation, for 2009, the Committee increased base salaries for the executives. These increases were the result of the Committee’s revised compensation framework and associated objectives as discussed on page 32 of this CD&A. The Committee reviewed the total compensation for our executives, assessed the current market for the scope of responsibilities of each executive (including promotions), and considered the results achieved by the executive and his or her future potential and importance to Ambac’s future. The Committee also considered the recommendations and opinions of the Chairman, the Chief Executive Officer, the Chief Administrative Officer and our compensation consultant Alan Johnson of Johnson Associates.

(II) Annual Incentive Compensation—Bonus and Long-Term Incentive Awards

Annual Bonus

Generally, the role of the annual bonus is to incent our executives, including our NEOs, and to reward them or to hold them accountable for performance against our annual objectives.

The annual bonus is a cash incentive that is typically paid during the first quarter following the year of performance. Historically, the annual bonus has represented a significant portion of an NEO’s annual cash and total compensation, and we continued that practice for 2008. For 2008, annual bonus accounted for between 23 % and 78 % of each NEO’s annual cash (salary plus bonus), and direct compensation (salary plus bonus plus long-term incentive awards). All bonuses paid to executive officers for 2008 were determined in the discretion of the Compensation Committee and did not qualify as performance-based compensation under the Executive Incentive Plan for the reasons discussed below.

Annual Long-Term Incentive Awards

In years past, we have provided long-term incentive awards to our NEOs, in the form of stock options and RSUs. In respect of 2008, apart from the front-loaded equity grant we made to Mr. Wallis when he was named Chief Risk Officer and the award to Mr. Callen in lieu of his non-employee director equity grant discussed in more detail below, the Committee did not award any long-term incentive awards given the limited number of shares available under our Equity

Plan and the low current stock price. Nevertheless, each of our NEOs holds a significant number of shares as well as outstanding equity awards. The level of continued ownership and outstanding, unvested long-term incentive awards from prior years provides continued alignment of interest with our stockholders and the necessary focus of our executives on the reestablishment of the franchise.

Forfeiture, Recoupment and Notice Requirements

We maintain forfeiture and recoupment provisions relating to outstanding stock option and RSU awards. Under these provisions, NEOs who violate a non-competition agreement will forfeit any outstanding awards as of the date the violation is discovered and are required to return any gains realized during the six months before and after the executive’s employment terminated. We believe that these provisions, which we apply to all of our officers generally, help ensure that our executives act in the best interest of Ambac and our stockholders.

Ambac also requires executive officers to agree to provide a minimum notice prior to departure as a condition for the receipt of stock option awards. During the notice period, the executive remains employed by Ambac (although we may relieve the executive from performing employment duties during the notice period) and is prohibited from working or performing services for any employer other than Ambac.

Retirement

Generally, upon retirement at age 55 or disability, the stock options and RSUs held by an employee (including an NEO) who has been employed with Ambac for at least three years, will become fully vested (and, in the case of stock options, exercisable), unless otherwise provided in an award agreement. Of our NEOs, Mr. Renfield-Miller was retirement eligible during 2008. The Compensation Committee believes that this policy appropriately rewards those employees who have served Ambac loyally and, based on the advice of its compensation consultant, that it is market practice in our industry.

Backdating and Repricing Prohibitions

The Compensation Committee does not and has not permitted backdating or repricing of stock options. Our 1997 Equity Plan explicitly forbids stock option repricing.

(III) Other Benefits

Our executives participate in a retirement plan, health plans, and other voluntary benefit plans that we make available to all Ambac employees generally. We consider these benefits to be market competitive and consistent with local market practices. These benefits include matching certain employee contributions to our 401(k) savings plan and providing all eligible employees a 3% profit sharing contribution and a 3% supplemental profit sharing contribution (based on the employee’s salary), each of which is allocated as directed by the employee. As of December 31, 2008, we terminated our nonqualified savings incentive plan, to which we formerly credited amounts we were precluded from contributing to the 401(k) plan because of limitations under the Internal Revenue Code.

We terminated our tax-qualified defined benefit pension plan as of December 31, 2006. All of our NEOs received a lump sum distribution of their accumulated benefit value under the plan during 2007 on the same terms that applied to all other employees who elected a lump sum distribution. By terminating our tax-qualified defined benefit plan, we froze benefit accruals under two related nonqualified defined benefit plans, with the result that our NEOs stopped accruing benefits under the nonqualified plans as of December 31, 2006. All of our NEOs received a lump sum distribution of their accumulated benefit value under these plans in March 2008.

We provide officers assigned to work abroad certain expatriate benefits to ensure that they are not put at a disadvantage by accepting assignment to a foreign country and to tax equalize any such payments. We do not provide any other perquisites to our executives, except for certain tax equalization and expatriate benefits that were provided during 2008 to Messrs. Callen and Wallis, as described below.

(IV) Change in Control Agreements

We have entered into management retention agreements (“MRAs”) with our executive officers to provide for certain payments and other benefits if they are terminated within three years following a change in control of Ambac. The purpose of these agreements is to avoid unwanted management turnover in the event of a potential change in control and to ensure that the executive officers will remain focused on the interests of our stockholders notwithstanding the personal uncertainties that a change in control may occasion. The Committee has reviewed the terms of the MRAs and considers the agreement to serve a useful function and establish severance at an appropriate level.

Our management retention agreements are “double trigger” agreements under which benefits (other than the acceleration of vesting of equity awards) will be provided only if there is both (i) a change in control and (ii) a qualifying termination of the executive officer’s employment within three years of the change in control. The specific provisions of these agreements are discussed on pages 62 to 64 in the Proxy Statement.

Comparison Group and Benchmarking

In setting pay for our NEOs, we undertake a series of analytical steps and processes to ensure we are market competitive and paying our executives appropriately. We conduct a peer group analysis, consult with an outside, independent executive compensation expert and evaluate and consider market conditions.

For 2008, we reviewed historical compensation of the Peer Group (as defined below) but did not afford this review as much weight as we have in past years, given the markedly changed environment over the course of 2008. Our comparison included the “total compensation” levels (base salary, annual cash bonus and equity awards) of our NEOs, as well as each component of total compensation, of a competitor/peer group of companies consisting of our competitors in the financial guarantee insurance industry and other financial services firms employing executives with similar skill sets: MBIA, Financial Security Assurance, XL Capital, Assured Guaranty, PMI Group, Syncora, Everest RE, Max Re, Moody’s, MGIC and Radian (the “Peer Group”). We obtain data for the Peer Group from a number of sources, including proxy statements, public information available from regulatory agencies, publicly available surveys and proprietary market information from our compensation consulting firm.

The performance of virtually all members of the Peer Group was significantly affected by general economic conditions during 2008, and this resulted in marked variation in data across the group. Thus, we did not utilize the Peer Group as a primary basis for our compensation decisions and instead used the data as an indication of current compensation practices.

For 2008, we also reviewed, with the assistance of our compensation consultant, the publicly disclosed 2007 compensation information of twenty-one of the 258 firms accepting government capital under the Troubled Assets Relief Program (“TARP”) as of January 15, 2009 (Goldman Sachs, JP Morgan, American Express, Morgan Stanley, Bank of America, Citigroup, Capital One, Wells Fargo, Northern Trust Co., CIT Group, US Bancorp, KeyCorp, SunTrust, Marshall & Ilsely, Associated Banc Corp., Huntington Bancshares, M&T Bank Corp., Wilmington Trust Co., Zions, Boston Private Financial Holdings, Provident Bankshares). Our independent consultant chose these firms because they are visible, significant financial firms that received significant TARP funding. The majority of the other firms on the TARP recipient list are less known and generally received smaller amounts of TARP funding. While Ambac is not receiving government capital or support, the Committee viewed this information as relevant to its considerations as a general indication of compensation practice in our market. The Committee did not target compensation of Ambac executives at any specific level relative to these twenty-one companies. However, the Committee considered that the comparative data, which revealed that Ambac total compensation was between the 25th and 50th percentiles of this group, supported a conclusion that our approach to 2008 was generally consistent with prior benchmarking of executive and professional compensation relative to the Peer Group.

Role of Management

For decisions relating to 2008 bonus and long-term equity awards, our Compensation Committee also considered the input of our Executive Chairman (Mr. Callen) and our Chief Executive Officer (Mr. Wallis). The Committee reviewed their recommendations with the Committee’s compensation consultant and considered the recommendations in executive session. The Committee also considered all relevant performance factors for each executive and attached considerable weight to the importance of retention.

Role of Compensation Consultant

Our Compensation Committee has sole authority to retain, at Ambac’s expense, and to terminate the services of a compensation consultant. Since 1999, the Committee has engaged Alan Johnson, a Managing Director of Johnson Associates, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices. Mr. Johnson provides our Compensation Committee with insight relative to industry best practices, executive compensation levels and policies of Ambac’s key competitors and others in the financial services industry and a review of the impact of competition for talent.

For 2008, Mr. Johnson provided the Committee with Peer Group data, compensation data with regard to companies accepting government capital, updates as to market conditions for 2008 performance year and forecast for 2009 and assisted in their interpretation and analysis. He provided an assessment of the competitive environment in terms of actual and projected pay in the financial services and financial guaranty sectors as well as a forecast with regard to headcount in these sectors. Mr. Johnson advised the Compensation Committee that Ambac’s total compensation level was generally between the 25th percentile and the median of relevant comparator groups.

Mr. Johnson reviewed Ambac’s compensation against the above noted information and included in his assessment the effect that the historical skewing of compensation towards equity-based compensation, our stock ownership requirements and the actual stock holdings of Ambac’s executive officers and Managing Directors would have on retention and compensation for performance year 2008. Mr. Johnson recommended an increase in the percentage of cash compensation we pay our NEOs relative to the other components of their total compensation to achieve a more balanced mix.

Mr. Johnson also assisted the Committee in conducting an objective assessment of its pay and pay practices, and provided feedback to the Senior Vice President, Chief Administrative Officer and Employment Counsel and the Committee regarding the new compensation structure for 2009 (see page 32). This included his assessment of the compensation framework in light of the market environment, the need to deemphasize compensation components that can be viewed as encouraging excessive risk taking and Ambac’s desire to recalibrate the compensation for positions within the Company. Mr. Johnson was made aware of the desire to depart from the “Wall Street” mentality of artificially low base salaries with significant short-term incentive potential and the mandate to drive a cultural transformation requiring true differentiation based upon performance against key objectives and metrics for incentive awards.

From time to time, Johnson Associates performs broader compensation analyses and/or surveys for Ambac and provides consultation regarding the structure of Ambac’s compensation plans. Apart from these services, Mr. Johnson and Johnson Associates do not provide any other services for Ambac or any of its subsidiaries. The Committee is aware of and approves all services that Johnson and Associates performs for Ambac.

Executive Incentive Plan

The 1997 Executive Incentive Plan (the “EIP”) provides the framework for deductibility of NEO compensation in excess of $1 million. Pursuant to the EIP, at the beginning of each year, our Compensation Committee establishes a performance-based formula for calculating the maximum incentive compensation (payable in cash and/or equity awards) payable under the EIP for that calendar year to each of our named executive officers and the other participants in the EIP. Under the terms of the EIP, this maximum amount may not exceed the lesser of (a) $5 million or (b) the amount derived from the incentive compensation formula established at the beginning of the relevant year. The performance formula may be based on any one, or any combination, of the following performance categories: return on equity; core/operating earnings growth; total return to stockholders; expense management; risk management; market position/new business production; industry leadership/image building; new products/initiatives; and organizational development/corporate culture.

In early 2008, the Compensation Committee selected core earnings as an appropriate measure for determining incentive compensation under the EIP because the Committee considered it an important measure of Ambac’s performance to a wide range of constituents. The ranges of compensation for the NEOs and executive officers was set based upon the Committee’s review of the 2008 forecast and its desire to pay reasonable incentive compensation.

The formula for determining incentive compensation for 2008 was:

Year	Core Earnings Estimate
2007	-$	102,000
Estimated 2008	-$	80,000
Core Earnings Base Level for 2008 162(m) Formula	-$	300,000

			Incentive Funding (Difference Between Core Earnings Result and -$300,000 X Individual Funding %; Max of $5MM)
		Projected 162(m) Formula	Core Earnings Scenarios
Name	Market Match	Individual Funding %	-$190,000	-$80,000	$0	$100,000
Callen, Michael	CEO	2.0%	$2,200	$4,400	$5,000	$5,000
Renfield-Miller, Douglas	Head of International	1.5%	$1,650	$3,300	$4,500	$5,000
Leonard, Sean	Chief Financial Officer	1.5%	$1,650	$3,300	$4,500	$5,000
Uhlein, John	Head of Structuring	1.5%	$1,650	$3,300	$4,500	$5,000
Wallis, David	Chief Risk Officer	1.5%	$1,650	$3,300	$4,500	$5,000
Doyle, Kevin	General Counsel	1.0%	$1,100	$2,200	$3,000	$4,000
Shoback, Robert	Head of Public Finance, Healthcare, and Real Estate	1.0%	$1,100	$2,200	$3,000	$4,000
Total		10.0%	$11,000	$22,000	$29,000	$33,000

For 2008, Ambac’s core earnings were ($5,868,965,000). Accordingly, the EIP formula did not authorize any payment of 2008 incentive compensation that, if in excess of $1 million, would qualify as performance based and a deductible expense.

Looking back on 2008, the Committee believes that, given the unpredictable environment of 2008 and the unforeseen responsibilities and activities required of our executive team and all employees, core earnings, as the primary factor for determining the payment of bonuses, proved not to be the appropriate measure of performance on which to base compensation for 2008.

Compensation of Ambac’s Named Executive Officers for 2008

After considering the unpredictable events and requirements of 2008, our retention needs and historical pay practices, our performance for 2008 and market conditions impacting competitive pay, the Compensation Committee established base salary and an annual cash bonus for each of our NEOs and decided not to award long-term incentive awards to our executive officers. The Committee, in determining executive pay, also considered the recommendations of the Chairman and Chief Executive Officer when determining pay for the other executives.

The Committee reviewed and evaluated Ambac’s business and market conditions which were impacted by the global economic environment and the financial guaranty industry in 2008 when determining the compensation of the executive officers. Market conditions that impacted Ambac during 2008 included (i) significant deterioration in the housing market that directly impacted our mortgage-related insured exposures, (ii) a decline in asset valuations across all sectors that contributed to a significant reduction in the fair value of our derivative contracts, (iii) rating agency downgrades which triggered collateralization requirements in our Financial Services businesses, and (iv) an overall freezing of the credit markets which impacted financial flexibility.

(I) Base Salaries

The data relating to the Peer Group supported an increase in base salaries for 2008 but the Committee concluded it was not appropriate to implement salary increases at that time. The 2008 base salary for each of the NEOs is reported in the “Summary Compensation Table” elsewhere in this Proxy Statement.

For 2009, the Committee implemented a new compensation structure that recalibrated (i) base salaries at a higher level and (ii) incentive-based compensation at a lesser, yet more variable level as represented by a wider range of outcomes based upon objectives and metrics for each NEO. The new construct applies across Ambac and allowed the Committee to (i) recalibrate compensation relative to the market and new roles, (ii) drive critically important cultural transformation, and (iii) provide a level of certainty to our staff with regard to compensation allowing them to focus on the critical task of moving Ambac forward and discouraging behavior that may not be supportive of the long-term interest of Ambac.

(II) Total Annual Incentive Compensation

At Ambac, total annual incentive compensation is comprised of the annual bonus and long-term incentive compensation (restricted stock units and stock options). In setting the amount of an executive’s total annual incentive compensation for 2008, the Committee considered Ambac’s performance, the performance of the executive officer, and the performance of the executive’s division or areas of responsibility. The Committee also considered the importance of retention, the historical weight accorded to equity-based compensation, the stock ownership of our executive officers, the recommendations of the Executive Chairman, the Chief Executive Officer, and the comparative data and information presented by Johnson Associates.

As noted above, for 2008, the Executive Chairman, the Chief Executive Officer and other NEOs were not eligible to receive any incentive compensation under the EIP based on the formula described in the chart above, as Ambac’s core earnings for 2008 did not reach the threshold required for a payout under the EIP. The Compensation Committee determined that Ambac’s overall economic performance and losses in 2008 were not satisfactory. The continued impact of the global credit crisis and Ambac’s participation in certain transactions in the structured credit sector led to a second year of record losses and further impacted the value of the franchise. On an aggregate basis, for 2008, the total annual incentive compensation (bonus plus long-term incentive award) for our executive officers declined 60%.

Named Executive Officer Compensation

In determining each NEO’s compensation, the Committee considered the performance of Ambac but also afforded significant weight to the dedication, effort and commitment of the executive team and all employees that allowed Ambac to raise capital, commute transactions, respond to regulatory and rating agency matters, devise a business plan for a municipal bond insurance franchise and continue to monitor and remediate our book of business while also exploring ways to reinvent the franchise.

In this current economic climate, the Committee also considered the critical importance of retaining executives as we seek to implement our business plan. In addition, the Committee recognized that the compensation of our executives has historically been comprised of a meaningful amount of equity-based compensation, that executive officers were subject to stringent stock ownership requirements, and that the steep decline in our stock price since 2007 has had severe negative impact on the value of our executives’ stock holdings and their outstanding restricted stock units and stock options.

In determining 2008 incentive compensation levels, the Committee took note of each NEO’s respective contribution to our performance outlined above and reviewed and analyzed their individual performance as follows:

Michael Callen, Interim Chief Executive Officer

Mr. Callen assumed the role of interim Chief Executive Officer (“CEO”) following our former CEO’s unanticipated retirement from Ambac on January 16, 2008. For 2008, Mr. Callen received base salary at an annual rate of $650,000, which was the same annual salary we paid his predecessor. The Committee considered the fact that Mr. Callen was, without notice, put into the interim CEO role, emerged from retirement and changed his residence and was charged with leading Ambac in exceedingly difficult times. The Committee determined it was appropriate to reward Mr. Callen for his stewardship, commitment and exceptional effort in leading and retaining the team and beginning the process of driving us towards a new beginning. Moreover, the Committee took into consideration the fact that the interim appointment lasted longer than anticipated due to the extended search process for a new chief executive officer. Based on these considerations, the Committee awarded Mr. Callen an annual cash bonus of $975,000, which represented 150% of his rate of annual salary as CEO.

The Committee awarded Mr. Callen an equity award of restricted stock units valued at $100,000 on June 3, 2008, the date of Ambac’s 2008 Annual Meeting of Stockholders. This award was in lieu of his non-employee directors annual equity award for which he was ineligible while serving as our Interim President and CEO. Mr. Callen is also subject to a tax equalization arrangement in connection with his presence in the State of New York for the time he served as our Interim President and CEO and while he continues as our Executive Chairman. This arrangement is intended to cover the taxes Mr. Callen is subject to as a New York taxpayer that are over and above what his tax position would be in his home state of Maryland. We have offered this benefit to Mr. Callen in order to eliminate any financial detriment to him from his assignment of duties in New York.

David Wallis, Chief Executive Officer

Mr. Wallis was named Ambac’s new Chief Risk Officer in February and in that capacity was responsible for assessing and delivering a new risk structure and perspective for Ambac. He was instrumental in our capital raise, managing our portfolio, pursuing remediation strategies and commuting several transactions that reduced outstanding Collateralized Debt Obligations of Asset Backed Securities (CDO of ABS) exposures by $5.0 billion and generating much needed capital. In October 2008, Mr. Wallis was named Chief Executive Officer and charged with leading the organization forward. The Committee found the 2008 performance of Mr. Wallis as CRO and then CEO to be exceptional.

Upon Mr. Wallis’ promotion to Chief Risk Officer, his base salary was increased from $300,000 to $1 million dollars and he was awarded stock options and restricted stock units with a combined grant date fair value (determined under applicable accounting standards) of $3.375 million with a five-year cliff vest. The stock option and restricted stock unit award represents the front-loaded value of one-half the projected annual grant over a five year period. The Compensation Committee reviewed market information provided by Johnson Associates and weighed other Firm considerations when approving the compensation package for Mr. Wallis. The structure was deemed an appropriate way to ensure that the Chief Risk Officer remained independent, risk averse and is focused on the long-term viability of the enterprise. The Committee awarded Mr. Wallis a cash bonus of $500,000 and no long-term incentive compensation. The Committee determined that $500,000 was an appropriate bonus as it equaled one-half the base salary, reflecting the Committee’s goal of deemphasizing short-term incentive compensation while rewarding Mr. Wallis for his performance in 2008.

For 2008, Mr. Wallis, who was an expatriate, was provided with an expatriate package that included tax equalization, housing, goods and services, tuition and home leave allowances and tax preparation assistance. The allowances and services provided to Mr. Wallis are the same allowances and services we make available to all expatriate Ambac employees. The expatriate allowances for Mr. Wallis, other than tax preparation assistance, were discontinued after Mr. Wallis sold his primary residence in the United Kingdom. The Compensation Committee approved a tax equalization payment upon Mr. Wallis’ sale of his UK residence. This was in recognition of the additional tax liability that Mr. Wallis faces as a result of being resident in the United States.

Sean T. Leonard, Chief Financial Officer

The Committee found the 2008 performance of Mr. Leonard, Ambac’s CFO, to be exceptional. Mr. Leonard, who serves as a key member of Ambac’s senior management team, was instrumental in devising various capital alternatives and ultimately led the team responsible for structuring, negotiating and executing Ambac’s $1.5 billion capital raise in early 2008, when Ambac was facing enormous pressure in the capital markets. Moreover, during this period of crises, Mr. Leonard effectively communicated with Ambac’s regulators, rating agencies, investors and other constituents which have proven critical as we stabilize our franchise and move forward. In addition, he was an integral part of several commutations. Mr. Leonard and his team are at the forefront of all accounting issues that may impact Ambac’s business, providing sound advice and direction to ensure Ambac’s financial statements are in line with GAAP, FASB and all other accounting and regulatory requirements. In setting Mr. Leonard’s compensation, the Committee considered not only his outstanding performance in 2008, but also the critical role he continues to play in Ambac’s current phase of strategic development.

The Committee awarded Mr. Leonard a cash bonus of $950,000 but did not award any long-term incentive compensation. The Committee believed that Mr. Leonard’s incentive compensation appropriately reflected his individual performance, his group’s contribution and the Committee’s desire to retain his services for the future while recognizing the performance of Ambac. The Committee determined that the cash bonus was appropriate after considering Mr. Leonard’s compensation relative to other CFOs in the Peer Group, relative to other Ambac executive officers and employees and in consideration of his relative accomplishments and contributions.

Kevin Doyle, Senior Vice President and General Counsel

The Committee found the 2008 performance of Mr. Doyle, Ambac’s General Counsel, to be exceptional. Mr. Doyle played a critical role in our capital raise. Mr. Doyle is also the primary interface with our insurance regulators, including the Office of the Commissioner of the State of Wisconsin. In addition to managing our relationships with the insurance regulators through the stress experienced by Ambac Assurance, he played a critical role in obtaining the Wisconsin regulator’s consent with respect to the intercompany loans between Ambac Assurance and our financial services businesses, thus allowing us to avert significant liquidity issues. He has also played a significant role in our efforts to reactivate Everspan Financial Guarantee Corp., working with various constituents to structure a stand-alone company that is removed from the issues confronting Ambac Assurance, and to obtain the insurance regulator’s consent to the capitalization of Everspan via an investment by Ambac Assurance. In addition, Mr. Doyle has managed our litigation efforts where, as plaintiff, Ambac is seeking to recover damages and mitigate loss in our insured portfolio.

The Committee awarded Mr. Doyle a cash bonus of $950,000 and did not award any long-term incentive compensation. The Committee believed that Mr. Doyle’s incentive compensation appropriately reflected his individual performance, his group’s contribution and the Committee’s desire to retain his services for the future while recognizing the performance of Ambac. The Committee also considered Mr. Doyle’s cash and total compensation relative to other General Counsel’s with similar responsibilities in the Peer Group, to other Ambac executive officers and employees and in consideration of his relative accomplishments and contributions.

Douglas Renfield-Miller, Executive Vice President

The Committee found Mr. Renfield-Miller’s performance to have met their changed expectations for 2008. Mr. Renfield-Miller, the CEO designate of Ambac’s municipal bond subsidiary,

Everspan, was charged with creating and implementing a business plan for Everspan. He successfully led a team to create the necessary infrastructure, assembled a team, including a Board of Directors, to move this critical initiative forward and is working to obtain the support of our regulatory and rating agency constituents.

The Committee awarded Mr. Renfield-Miller a cash bonus of $550,000 and did not award any long-term incentive compensation. The Committee believed that Mr. Renfield-Miller’s incentive compensation is appropriate in light of the scope of his role, the realties facing Ambac and the desire to retain his services as CEO of Everspan. The Committee considered the unique scope of Mr. Renfield-Miller’s responsibilities and the decline in his cash and overall incentive compensation.

Robert Shoback, Senior Managing Director

The Committee found Mr. Shoback’s performance to have met their expectations for 2008. The scope of Mr. Shoback’s responsibilities for 2008 extended to include his support during the capital raise and his role in the creation of Everspan. In addition, Mr. Shoback continued to manage our Public Finance team and worked closely with clients and issuers to address market dislocation associated with deals previously insured by Ambac.

The Committee awarded Mr. Shoback a cash bonus of $350,000 and did not award any long-term incentive compensation. The Committee believed that Mr. Shoback’s incentive compensation is appropriate in light of the scope of his role, the realties facing Ambac and the desire to retain his services in a critical role with Everspan.

Robert J. Genader, Former Chief Executive Officer

Mr. Genader announced his retirement from Ambac on January 13, 2008, effective January 16, 2008. Mr. Genader was paid his base salary through his retirement date and was not awarded any bonus or long-term incentive compensation. Mr. Genader did not receive any severance or other retirement package. Upon retirement, Mr. Genader’s unvested equity awards vested in accordance with the terms and conditions of the underlying award agreements as applicable to all employees.

John W. Uhlein, III, Executive Vice President

Mr. Uhlein served as Executive Vice President and supported our efforts to commute and remediate certain transactions. He also was involved in the review of certain potential new business initiatives.

The Committee approved an agreement at the time of Mr. Uhlein’s resignation that provided the Corporation with transition and consulting services, a release of all claims, confidentiality restrictions and non-competition terms. In return, the Committee approved a cash bonus for 2008 for Mr. Uhlein in the amount of $750,000 and salary continuation until February 1, 2009 (the effective date of his resignation). For further details of Mr. Uhlein’s agreement, please see “Agreement with John W. Uhlein, III on page 66 below.

William T. McKinnon, Former Chief Risk Officer

Mr. McKinnon retired from Ambac on February 8, 2008. Mr. McKinnon served as Ambac’s former Chief Risk Officer. Mr. McKinnon’s compensation was subject to the terms of the employment contract entered into with Ambac on January 30, 2007, as discussed on page 66 below. As such, the Committee was obligated to award Mr. McKinnon the minimum cash bonus and equity incentive awards provided for under his employment agreement. In accordance with the terms of the employment contract, we paid Mr. McKinnon a bonus of $850,000 and awarded $750,000 cash in lieu of our obligation to award RSUs and stock options with a value of $750,000. Because Mr. McKinnon was retirement eligible and any equity award would be vested at time of grant, the Committee paid Mr. McKinnon cash in lieu of the equity incentive awards. The Committee deemed this in the Corporation’s best interest so as not to utilize limited shares available under our Equity Plan.

Because Mr. McKinnon was eligible for retirement, all unvested equity awards previously granted to Mr. McKinnon vested in accordance with the terms and conditions of the underlying award agreements upon his termination of employment. The retirement provisions applicable to Mr. McKinnon are the same that apply to all of our employees. For more details about Mr. McKinnon’s employment agreement please see page 66 below.

Supplemental Information

The table below shows the Committee’s view of the compensation that it awarded the NEOs in fiscal 2008 under the policies and programs described in this “Compensation Discussion and Analysis.” Because, in prior years, a high percentage of our NEO compensation was stock-based, and because SEC rules require stock-based compensation to be reported based on what is expensed for financial statement purposes, this alternative table is being provided as a guide to understanding the difference between the Committee’s actions with respect to NEO awards in fiscal 2008 as described in this “Compensation Discussion and Analysis,” and the amounts required to be reported on the Summary Compensation Table. Inclusion of the table is not intended to replace the 2008 Summary Compensation Table, but rather to demonstrate how the Committee views the compensation awarded to our NEOs for 2008. As shown below, no stock based compensation was awarded for the 2008 performance year other than for Messrs. Callen and Wallis. Rather, the amounts reported in the Summary Compensation Table for fiscal 2008 for stock awards and stock option awards relate to stock-based compensation and other long-term incentive grants awarded in previous years.

	Committee’s View of Fiscal 2008 Compensation Awarded						Fiscal 2008 Compensation as Reported in the Summary Compensation Table
	Salary ($)(1)	Annual Bonus ($)(2)	Portion of Stock Awards earned in Fiscal 2008 ($)(3)(5)	Portion of Option Awards earned in Fiscal 2008 ($)(4)(5)	All Other Compensation ($)	Total Compensation Awarded ($)	Salary ($)(1)	Annual Bonus ($)(2)	Portion of Stock Awards expensed in Fiscal 2008 ($)	Portion of Option Awards expensed in Fiscal 2008 ($)	All Other Compensation ($)	Total Compensation Awarded ($)
Michael A. Callen	607,500	975,000	33,333	0	35,900	1,651,733	607,500	975,000	33,333	0	35,900	1,651,733

David W. Wallis	718,592	500,000	337,500	337,500	746,120	2,639,712	718,592	500,000	488,472	378,881	746,120	2,832,065

Robert J. Genader	35,000	0	0	0	6,000	41,000	35,000	0	0	0	6,000	41,000

Sean T. Leonard	380,000	950,000	0	0	47,000	1,377,000	380,000	950,000	270,349	337,610	47,000	1,984,959

Douglas C. Renfield-Miller	300,000	550,000	0	0	35,323	885,323	300,000	550,000	745,200	253,876	35,323	1,884,399

Kevin N. Doyle	260,000	950,000	0	0	27,800	1,237,800	260,000	950,000	182,009	316,355	27,800	1,736,164

Robert Shoback	250,000	350,000	0	0	22,546	622,546	250,000	350,000	218,579	276,870	22,546	1,117,995

John W. Uhlein III	350,000	750,000	0	0	392,200	1,492,200	350,000	750,000	198,804	532,830	392,200	2,223,834

William T. McKinnon	400,000	850,000	0	0	756,462	2,006,462	400,000	850,000	250,029	0	756,462	2,256,491

(1)	Amounts shown equal base pay earned in fiscal 2008.

(2)	Amounts shown equal the cash bonus paid with respect to fiscal 2008 performance.

(3)	Amounts shown for Mr. Wallis are based on the grant date market value of Restricted Stock Units (“RSUs”) awarded in 2008 in recognition of the new position that Mr. Wallis assumed during the year. As the award to Mr. Wallis was a front-loaded grant with a value of 50% of the projected annual grants over a five-year period, the Committee views 20% of the award as attributable to 2008, and such amount is reported in the table.

Amounts shown for Mr. Callen are based on the grant date market value of RSUs awarded in 2008 in lieu of his non-employee directors annual equity award for which he was ineligible while serving as Ambac’s Interim President and CEO.

(4)	Amounts shown equal the fair value of options awarded in 2008 in recognition of the new position that Mr. Wallis assumed during the year. As the award to Mr. Wallis was a front-loaded grant with a value of 50% of the projected annual grants over a five-year period, the Committee views 20% of the award as attributable to 2008, and such amount is reported in the table.

(5)	Other than Messrs. Callen and Wallis, no NEO or executive officer was awarded RSUs or stock options with respect to fiscal 2008 performance.

(6)	Amounts shown equal the amounts reported in the “All Other Compensation” column of the Summary Compensation Table below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to a company’s CEO and the three other most highly compensated executive officers serving on the last day of the year. This limitation does not apply to compensation that meets the requirements of “qualified performance-based compensation” under Section 162(m). The Committee considers the impact of this rule when developing and implementing Ambac’s executive compensation program.

Historically, the Committee has generally taken necessary actions to ensure the deductibility of payments of its annual bonuses and stock options, whenever possible. For 2008, none of the annual bonuses that we pay to our executive officers whose compensation qualifies as performance-based compensation under Section 162(m), with the result that compensation in excess of $1 million paid to these officers will not be deductible to Ambac. While we view preserving tax deductibility as an important objective, we do not consider it to be the sole objective in establishing executive compensation. In specific instances, we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Ambac.

Stock Ownership Guidelines

Effective October 2008, Ambac suspended its stock ownership targets. Given the precipitous fall in Ambac’s stock price, none of our NEOs meet our stock ownership guidelines, which are based on a level of ownership of Ambac stock (based on the market value of Ambac common stock) as a multiple of the officer’s total cash compensation (base salary plus cash bonus). These multiples ranged from seven times total cash compensation (in the case of the CEO) to a low of one and one-half times total cash compensation for managing directors.

Nevertheless, our executives continue to hold a significant amount of Ambac stock outright, in the SIP and in the form of outstanding equity grants. The table below details as of February 1, 2009, the holdings of Ambac’s currently serving NEOs. (For purposes of computing an executive’s ownership towards their target, we consider shares owned by the executive, family members and trusts for the executive or family members, shares held in the Ambac stock fund of our SIP and the value of restricted stock units granted and outstanding. We do not consider any shares subject to stock options.)

Key Executive	Shares Owned Outright	RSUs	Shares Owned in SIP	Stock Options Outstanding Vested/Unvested
Michael Callen*	209,519	35,881	0	7,500 / 0

David Wallis**	33,572	399,774	0	47,500 / 437,325

Sean Leonard	6,057	48,034	6,364	28,141 / 63,973

Kevin J. Doyle	21,517	40,212	10,724	73,184 / 86,516

Douglas Renfield-Miller	53,172	66,047	7,136	86,184 / 127,516

Robert Shoback	31,976	41,745	5,707	57,267 / 76,933

*	Mr. Callen’s RSUs and options were granted under the Director’s Plan, with the exception of his June 2008 award as described in footnote 1 to the Grants of Plan Based Awards Table below.

**	Mr. Wallis was an expatriate and not eligible to participate in Ambac’s SIP until August 1, 2008.

All Ambac employees, including our NEOs, are prohibited from making short sales or engaging in transactions involving puts, calls and other types of options in Ambac securities, including equity swaps and similar derivative transactions. We prohibit these activities because we believe that they may put an employee or executive officer’s personal gain in conflict with the best interests of Ambac and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with Ambac’s management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis section be included in this Proxy Statement.

The Compensation Committee

Thomas C. Theobald, Chairman
Jill M. Considine
Paul R. DeRosa
Philip N. Duff
Laura S. Unger
Henry D.G. Wallace

March 18, 2009

2008 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers (“NEOs”) for the fiscal year ended December 31, 2008.

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)(2)	Stock Awards($) (e)(3)	Option Awards($) (f)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (h)(5)(10)	All Other Compensation ($) (i)(6)(7)(8)(9)	Total($) (j)

Michael A. Callen(1)	2008	607,500	975,000	33,333	0	0	35,900	1,651,733
Executive Chairman

David W. Wallis(1)	2008	718,592	500,000	488,472	378,881	0	746,120	2,832,065
President and Chief Executive Officer

Robert J. Genader(1)	2008	35,000	0	0	0	0	6,000	41,000
Former Chairman, President and Chief Executive Officer	2007 2006	650,000 575,000	0 1,650,000	0 3,437,573	0 5,165,600	0 335,796	78,000 71,562	728,000 11,235,531

Sean T. Leonard	2008	380,000	950,000	270,349	337,610	0	47,000	1,984,959
Senior Vice President and Chief Financial Officer	2007 2006	380,000 350,000	700,000 575,000	311,993 166,667	396,196 145,508	0 32,883	45,600 31,500	1,833,789 1,301,558

Douglas C. Renfield-Miller	2008	300,000	550,000	745,200	253,876	0	35,323	1,884,399
Executive Vice President	2007	300,000	800,000	558,104	1,100,213	0	49,545	2,807,862
	2006	250,000	900,000	379,343	573,026	50,535	48,356	2,201,260

Kevin N. Doyle	2008	260,000	950,000	182,009	316,355	0	27,800	1,736,164
Executive Vice President

Robert Shoback	2008	250,000	350,000	218,579	276,870	0	22,546	1,117,995
Senior Vice President

John W. Uhlein III	2008	350,000	750,000	198,804	532,830	0	392,200	2,223,834
Executive Vice President	2007	350,000	750,000	416,665	938,801	0	42,000	2,497,466
	2006	300,000	975,000	466,861	626,904	88,320	27,000	2,484,085

William T. McKinnon	2008	400,000	850,000	250,029	0	0	756,462	2,256,491
Senior Managing Director	2007	400,000	800,000	675,039	198,575	0	48,000	2,121,614
	2006	300,000	725,000	585,135	599,355	127,892	27,000	2,369,382
(1)	Mr. Genader served as Ambac’s Chief Executive Officer for 16 days during 2008. He retired effective January 16, 2008. Mr. Wallis served as Ambac’s Chief Risk Officer from February 8, 2008, until his appointment as Ambac’s President and Chief Executive Officer on October 21, 2008. Mr. Callen served as Ambac’s Interim Chief Executive Officer from January 16, 2008 to October 21, 2008. He continues to serve Ambac as its Executive Chairman.

(2)	All of the NEOs elected to receive their 2008 bonus in cash. For 2007 bonuses, Mr. Wallis elected to receive 25% of his bonus, paid in January 2008, in the form of Restricted Stock Units (“RSUs”) and Mr. Shoback elected to receive 10% of his bonus, paid in January 2008, in the form of RSUs, pursuant to the Senior Officer Deferred Compensation SubPlan. For 2006 bonuses, each of Messrs. Genader, Leonard and Renfield-Miller elected to receive 25% of his bonus, paid in January 2007, in the form of RSUs, pursuant to the Senior Officer Deferred Compensation SubPlan. Each officer who elected to have up to 25% of his 2006 or 2007 bonus awarded in RSUs was entitled to receive RSUs granted at a 25% discount to the market value for Ambac common stock at the time of grant. The RSUs corresponding to the 25% discount awarded to Mr. Genader in January 2007 were valued at

$137,538, and this amount is included in column (e) for 2006 as a result of Mr. Genader’s retirement eligibility. For other NEOs, financial accounting expense in respect of the RSUs corresponding to the discount is recognized starting in 2007. All RSUs resulting from deferrals of 2007 bonus are reported in the Grants of Plan Based Awards table included in this Proxy Statement.

(3)	This column represents the compensation costs of RSUs for financial reporting purposes for the year under FAS 123R. See Note 13 to the Audited Financial Statements contained in (i) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, (ii) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and (iii) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for RSUs is spread over the number of months of service required for the grant to become vested. The amount recognized as accounting expense under FAS 123R does not necessarily correspond to the amount paid to or realized by the NEO, and, there can be no assurance that FAS 123R amounts will ever be realized. The 2006 amounts for Messrs. Genader and McKinnon, the 2007 amount for Mr. McKinnon and the 2008 amount for Mr. Renfield-Miller, also include accelerated financial accounting expense attributable to invested amounts being recognized in 2006, 2007, or 2008, as the case may be, as the executives are retirement eligible.

(4)	This column represents the compensation costs of stock options recognized for financial reporting purposes for the 2006, 2007 and 2008 years under FAS 123R. See Note 13 to the Audited Financial Statements contained in (i) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, (ii) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and (iii) Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for stock options is recognized over the period required for the grant to become vested. The 2006 amounts for Messrs. Genader and McKinnon, the 2007 amount for Mr. McKinnon and the 2008 amount for Mr. Renfield-Miller also include accelerated financial accounting expense attributable to unvested amounts being recognized in 2006 as the executives are retirement eligible. The amount recognized as accounting expense under FAS 123R does not necessarily correspond to the amount paid to or realized by the NEO, and there can be no assurance that FAS 123R amounts will ever be realized.

(5)	This column represents the increase in the actuarial present value of each NEO’s accumulated benefit under Ambac’s Pension Plan and Supplemental and Excess Benefits Plans for the 2006 and 2007 fiscal year. No NEO was credited with above-market or preferential earnings on nonqualified deferred compensation.

(6)	For 2008, Mr. Callen’s “All Other Compensation” also includes additional transportation fees to and from Ambac’s office. Mr. Callen voluntarily discontinued this service in October 2008.

(7)	For 2008, Mr. Wallis’s “All Other Compensation” includes $666,879, which is comprised of (i) the cost of flights to New York from London for his family, (ii) $76,000, the rental cost of his living accommodations in New York, (iii) a “goods and services” allowance pursuant to Ambac’s Tax Equalization Policy for Employees who are Green Card Holders, (iv) tax preparation costs, and (v) $574,070 as tax equalization paid in 2008 on his annual income taxes as part of his expatriate benefits package. The tax preparation fees were converted to U.S. Dollars from British Sterling using the conversion rate on December 31, 2008 of 1.46 U.S. Dollars to 1 British Pound. The tax equalization was calculated in part using the conversion rate on March 31, 2008 of 1.98 U.S. Dollars to 1 British Pound.

(8)	The column called “All Other Compensation” includes the amounts that Ambac contributed or credited on behalf of the NEOs in 2006, 2007 and 2008 to (a) our Savings Incentive Plan (the “SIP”), and (b) our Non-Qualified SIP. We credit amounts that we are precluded from contributing to the SIP because of limitations under the Internal Revenue Code of 1986, as amended, to accounts that we maintain under Ambac’s Non-Qualified SIP. For 2008, these amounts were as follows:

Named Executive Officers	2008 Contributions to the SIP($)	2008 Credits to the Non-Qualified SIP($)
Mr. Callen	13,800	5,400
Mr. Wallis	18,415	60,826
Mr. Genader	6,000	—
Mr. Leonard	27,108	19,892
Mr. Renfield-Miller	25,723	9,600
Mr. Doyle	24,200	3,600
Mr. Shoback	20,146	2,400
Mr. Uhlein	24,300	17,900
Mr. McKinnon	6,462	—

(9)	The amounts disclosed for Mr. Uhlein include a $350,000 severance payment, paid pursuant to an agreement between Ambac and Mr. Uhlein, which is described in more detail below on page 66.

The amounts disclosed for Mr. McKinnon include a $750,000 payment, paid pursuant to an employment agreement between Ambac and Mr. McKinnon, which is described in more detail below on page 66.

2008 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units(#) (i)(1)	All Other Option Awards: Number of Securities Underlying Options(#) (j)(2)	Exercise or Base Price of Option Awards ($/Sh) (k)(2)	Grant Date Fair Value of Stock and Option Awards($) (l)(3)
Michael A. Callen	6/03/08	33,334	0	3.00	RSUs: 100,002 Options: 0
David W. Wallis	1/28/08	342,293	33,000	11.13	RSUs: 611,093 Options: 2,171,656
	5/06/08	54,904	380,325	4.93	RSUs: 1,687,504 Options: 188,430
Robert J. Genader	1/28/08	0	0	0	RSUs: 0 Options: 0
Sean T. Leonard	1/28/08	41,330	46,000	11.13	RSUs: 460,003 Options: 262,660
Douglas C. Renfield-Miller	1/28/08	57,503	64,000	11.13	RSUs: 640,008 Options: 365,440
Kevin J. Doyle	1/28/08	35,939	40,000	11.13	RSUs: 400,001 Options: 228,400
Robert Shoback	1/28/08	38,036	35,000	11.13	RSUs: 423,341 Options: 199,850
John W. Uhlein III	1/28/08	57,503	64,000	11.13	RSUs: 640,008 Options: 365,440
William T. McKinnon	1/28/08	38,186	32,500	11.13	RSUs: 425,010 Options: 185,575
(1)	Each restricted stock unit (“RSU”) represents a contingent and unsecured promise of Ambac to transfer to the recipient one share of our common stock on the settlement date of the RSU. Dividend equivalents are accumulated during the period between grant settlements in the form of additional RSUs.

On June 3, 2008, Mr. Callen was awarded 33,334 RSUs under the Equity Plan in lieu of his non-employee director annual equity award for which he was ineligible while serving as Ambac’s Interim President and CEO. This award will vest on June 3, 2009 and will be payable in shares of Ambac common stock.

Column (i) includes the following RSUs that were granted to each executive on January 28, 2008 for their service in 2007 (“Long-term Incentive RSUs”): Mr. Wallis—29,650; Mr. Leonard—41,330; Mr. Renfield-Miller—57,503; Mr. Doyle—35,939; Mr. Shoback—31,447; and Mr. Uhlein—57,503. These RSUs generally vest in three years and will be payable in shares of Ambac common stock on January 28, 2011.

Mr. Wallis elected to receive 25% of his 2007 bonus, paid in January 2008, in the form of RSUs and Mr. Shoback elected to receive 10% of his 2007 bonus, paid in 2008, in the form of RSUs, pursuant to the SubPlan (“2007 Bonus RSUs”). Pursuant to the SubPlan, 2007 Bonus RSUs awarded in respect of an executive’s deferral of up to 25% of his bonus were granted at a 25% discount to the market value of Ambac common stock at the time of grant and will vest in four equal installments on the first four anniversaries of the grant date. Column (i) includes the following 2007 Bonus RSUs that were granted on January 28, 2008: Mr. Wallis—18,941 and Mr. Shoback—4,992. The amounts deferred by Messrs. Wallis and Shoback in consideration for these 2007 Bonus RSUs are as follows: Mr. Wallis—$210,813 and Mr. Shoback—$55,004.

Notwithstanding the vesting schedules described above, generally, any RSUs that have not previously vested shall vest in full upon the termination of an executive’s employment with Ambac by reason of death, permanent disability or retirement at age 55 or older after at least five years of continuous service with Ambac.

(2)	Options allow the grantee to purchase a share of Ambac common stock at an exercise price equal to the fair market value of Ambac common stock on the grant date. Options included in column (j) were granted to the named executive officers on January 28, 2008. These options have an exercise price per share of $11.13, which was the closing price of Ambac common stock on the grant date. Each executive’s options will vest in three equal installments on the first, second and third anniversaries of the date of grant. Vesting is accelerated upon retirement, death or permanent disability. Generally, all of the options awarded to NEOs will expire seven years from the date of grant or earlier if employment terminates.

(3)	This column reflects the full grant date fair value of stock and option awards computed in accordance with FAS 123R.

The grant date fair value for the RSUs was $11.13, the closing price of Ambac’s common stock on the NYSE on the date of grant of January 28, 2008.

The FAS 123R weighted average grant date fair value was $5.71 for each option granted in 2008. See Footnote 13 to the Notes of the Audited Financial Statements contained in Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for assumptions made in determining FAS 123R values. There can be no assurance that the options will ever be exercised (in such a case, no value will be realized by the executive) or that value on exercise will equal the FAS 123R value.

2008 Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e) (12)		Option Expiration Date (f) (23)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (24)

Michael A. Callen	3,750	0	65.30		5/07/2009	33,586	(2)	43,662
	3,750	0	59.92		5/06/2010	2,295	(2)	2,984
						Total: 35,881		Total: 46,646

David W. Wallis	13,000	0	58.93	(3)	1/22/2009	1,896	(13)	2,464
	15,000	0	56.14	(4)	1/21/2010	2,376	(14)	3,089
	4,000	4,000	73.71	(5)	1/26/2011	30,236	(15)	39,307
	0	9,000	79.30	(6)	1/24/2012	1,582	(16)	2,056
	4,500	4,500	74.43	(7)	1/20/2013	19,315	(17)	25,110
	0	17,500	87.27	(8)	1/29/2014	6,439	(3)	8,370
	0	33,000	11.13	(9)	1/28/2015	346,271	(10)	450,152
	0	380,325	4.93	(10)	5/06/2015
						Total: 408,115		Total: 530,548

Robert J. Genader(22)	120,000	0	58.93	(3)	1/22/2009	0		0
	135,000	0	56.14	(4)	1/21/2010
	100,000	0	73.71	(5)	1/16/2011	Total: 0		Total: 0
	110,000	0	79.30	(6)	1/16/2011
	110,000	0	74.43	(7)	1/16/2011
	110,000	0	87.27	(8)	1/16/2011

Sean T. Leonard	3,307	3,307	72.92	(11)	7/19/2012	5,266	(13)	6,846
	9,500	9,500	74.43	(7)	1/23/2013	4,751	(14)	6,176
	0	20,500	87.27	(8)	1/29/2014	1,138	(19)	1,479
	0	46,000	11.13	(9)	1/28/2015	569	(14)	740
						42,146	(15)	54,791
						Total: 53,870		Total: 70,032

Douglas C. Renfield-Miller	20,000	0	58.93	(3)	1/22/2009	869	(13)	1,130
	20,000	0	56.14	(4)	1/21/2010	3,512	(18)	4,566
	10,000	10,000	73.71	(5)	1/16/2011	909	(18)	1,182
	2,350	2,350	73.71	(5)	1/16/2011	871	(19)	1,132
	0	25,000	79.30	(6)	1/24/2012	4,751	(20)	6,176
	12,500	12,500	74.43	(7)	1/23/2013	1,798	(20)	2,337
	0	35,000	87.27	(9)	1/29/2014	890	(21)	1,157
	0	64,000	11.13	(9)	1/28/2015	58,639	(15)	76,231
						Total: 72,239		Total: 93,911

Kevin J. Doyle	20,000	0	58.93	(3)	1/22/2009	3,512	(18)	4,566
	20,000	0	56.14	(4)	1/21/2010	3,564	(20)	4,633
	7,500	7,500	73.71	(5)	1/16/2011	36,649	(15)	47,643
	2,350	2,350	73.71	(5)	1/16/2011
	0	20,000	79.30	(6)	1/24/2012	Total: 43,725		Total: 56,842
	10,000	10,000	74.43	(7)	1/23/2013
	0	20,000	87.27	(8)	1/29/2014
	0	40,000	11.13	(9)	1/28/2015

Robert Shoback	13,500	0	58.93	(3)	1/22/2009	553	(13)	719
	13,500	0	56.14	(4)	1/21/2010	3,160	(18)	4,108
	7,500	7,500	73.71	(5)	1/16/2011	584	(18)	760
	2,350	2,350	73.71	(5)	1/16/2011	585	(19)	761
	0	17,500	79.30	(6)	1/24/2012	2,970	(20)	3.861
	8,750	8,750	74.43	(7)	1/23/2013	1,088	(20)	1.414
	0	17,500	87.27	(8)	1/29/2014	544	(21)	707
	0	35,000	11.13	(9)	1/28/2015	32,068	(15)	41.689
						1,680	(17)	2.183
						5,040	(17)	6.551
						Total: 48,272		Total: 62.754

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e) (10)		Option Expiration Date (f) (23)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (21)

John W. Uhlein III	22,000	0	58.93	(3)	1/22/2009	5,266	(18)	6,846
	22,000	0	56.14	(4)	1/21/2010	1,009	(18)	1,312
	12,500	12,500	73.71	(5)	1/16/2010	964	(19)	1,253
	3,550	3,550	73.71	(5)	1/16/2010	4,751	(20)	6,176
	0	35,000	79.30	(6)	1/24/2010	58,639	(15)	76,231
	17,500	17,500	74.43	(7)	1/23/2010
	0	35,000	87.27	(8)	1/29/2010	Total: 70,629		Total: 91,818
	0	64,000	11.13	(9)	1/28/2010

William T. McKinnon(22)	8,250	0	58.93	(3)	1/22/2009	0		0
	16,500	0	56.14	(4)	1/21/2011
	15,000	0	73.71	(5)	1/16/2011	Total: 0		Total: 0
	5,900	0	73.71	(5)	1/16/2011
	12,500	0	79.30	(6)	1/24/2011
	12,500	0	74.43	(7)	1/23/2011
	13,000	0	87.27	(8)	1/29/2011
	32,500	0	11.13	(9)	1/28/2011
(1)	No executive officer had any unearned equity awards outstanding as of December 31, 2008.

(2)	On June 3, 2008, Mr. Callen was awarded 33,586 Restricted Stock Units in lieu of his non-employee director’s annual equity award for which he was ineligible while serving as our Interim President and CEO. This award will vest on June 3, 2009. In addition, 2,295 Restricted Stock Units were awarded to him as a non-employee director on May 7, 2007 as his five-year non-employee director award and will vest on 2012.

(3)	Each option vested in two equal installments. 50% of the option vested on March 1, 2004 when the market price of Ambac’s common stock met or exceeded $75.00 for 20 consecutive trading days and 50% of the option vested on May 15, 2007 when the market price of Ambac’s common stock met or exceeded $90.00 for 20 consecutive trading days.

(4)	Each option vested in two equal installments. 50% of the option vested on February 9, 2004 when the market price of Ambac’s common stock met or exceeded $72.00 for 20 consecutive trading days and 50% of the option vested on January 12, 2007 when the market price of Ambac’s common stock met or exceeded $88.00 for 20 consecutive trading days.

(5)	The option vests in two equal installments. 50% vested when the market price of Ambac’s common stock met or exceeded $90.00 on May 15, 2007 and 50% will vest when the market price of Ambac’s common stock meets or exceeds $105.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 26, 2010.

(6)	The option will vest in two equal installments when the market price of Ambac’s common stock meets or exceeds $100.00 and $120.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 24, 2011.

(7)	The option vests in two equal installments. 50% vested when the market price of Ambac’s common stock met or exceeded $92.00 for 20 consecutive trading days on May 22, 2007 and 50% will vest when the market meets or exceeds $107.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 23, 2012.

(8)	The option will vest in two equal installments when the market price of Ambac’s Common Stock meets or exceeds $106.00 and $125.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, January 29, 2013.

(9)	This option will vest in three equal installments on the first, second and third anniversaries of January 28, 2008, the date of grant.

(10)	This option will vest on May 6, 2013 if Mr. Wallis remains in service through such date.

(11)	In connection with his election as Ambac’s new Chief Financial Officer, Mr. Leonard was awarded a one time RSU grant and stock option grant on July 19, 2005. The RSUs vested on July 19, 2008 and are reported in the “2008 Options Exercised and Stock Vested” table below. The option vests in two equal installments. 50% vested when the market price of Ambac’s common stock met or exceeded $92.00 for 20 consecutive trading days on May 22, 2007 and 50% will vest when the market meets or exceeds $110.00 for 20 consecutive trading days but in any event the option will become 100% vested no later than the sixth anniversary of the grant date, July 19, 2011.

(12)	The exercise price per share is the fair market value of Ambac’s common stock on the date of grant. For options awarded in 2006 and prior years, we determined the fair market value by calculating the average of the high and low price of Ambac’s common stock on the New York Stock Exchange on the date of grant. For all grants awarded in 2007 and subsequent years, the fair market value will be determined as the closing price of Ambac’s common stock on the New York Stock Exchange. Vesting for each of these grants is accelerated upon retirement, death or permanent disability. Generally, all of the NEOs’ stock options will expire seven years from the date of grant or earlier if employment terminates.

(13)	These RSUs will vest on January 24, 2009.

(14)	These RSUs will vest on January 29, 2010.

(15)	These RSUs will vest on January 28, 2011.

(16)	These RSUs vest in three equal installments. The first third already vested on July 24, 2008. The second third will vest on July 29, 2009 the final third will vest on July 29, 2010.

(17)	These RSUs vest over four years: the first 25% will vest on January 28, 2009, the second 25% on January 28, 2010; the third 25% on January 28, 2011 and the remainder on January 28, 2012.

(18)	These RSUs will vest on January 23, 2009.

(19)	These RSUs will vest on January 23, 2010.

(20)	These RSUs will vest on January 29, 2010.

(21)	These RSUs will vest on January 29, 2011.

(22)	All of the options and RSUs held by Mr. Genader and Mr. McKinnon vested in full upon their retirement on January 13, 2008 and February 8, 2008, respectively, except for the RSU award to McKinnon described in footnote 18 above.

(23)	If an executive officer retires, he or she will have the shorter of three years until the option’s normal expiration date to exercise his or her option. Mr. Genader retired on January 16, 2008 and Mr. McKinnon retired on February 8, 2008.

(24)	The price of the Ambac common stock used to calculate the market value of the shares or units of stock that have not vested as of December 31, 2008 was $1.30, which was the closing price of Ambac’s common stock on the New York Stock Exchange on the last trading date of fiscal year 2008.

2008 Option Exercises and Stock Vested(1)

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(2)
Michael A. Callen	649		3,057

David W. Wallis	3,344		30,463

Robert J. Genader	486,927		882,267

Sean T. Leonard	2,346		11,213

Douglas C. Renfield-Miller	6,694	(3)	79,124

Kevin J. Doyle	3,679		41,598

Robert Shoback	10,548		113,044

John W. Uhlein III	6,749		78,550

William T. McKinnon	50,762		239,758
(1)	This chart reflects the RSUs vested in 2008. No stock options were exercised in 2008.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

(3)	Amounts include 3,438 restricted stock units with a market value, calculated using the closing price on December 31, 2008, of $4,469 that vested in 2008 but receipt of which has been voluntarily deferred until termination of employment.

2008 Retirement Benefits

Currently, we maintain a tax-qualified defined contribution program to provide retirement income to all eligible U.S. employees, including our named executive officers. We formerly maintained a related non-qualified defined contribution plan, the Non-Qualified Savings Incentive Plan, a tax-qualified defined benefit pension plan, the Pension Plan and two related non-qualified defined benefit plans, the Supplemental Pension Plan and the Excess Benefits Plan.

Savings Plan:

The Ambac Savings Incentive Plan (the “SIP”) is a defined contribution plan that is qualified under section 401(a) of the Internal Revenue Code, under which eligible employees may elect to contribute a portion of their salary to the SIP. Ambac matches certain employee contributions and provides all eligible employees with (i) a 3% profit sharing contribution and (ii) a 3% supplemental profit sharing contribution based on the employee’s salary. All employee contributions, matching contributions and profit sharing contributions are invested as directed by the participant. Contributions and earnings thereon are paid out in accordance with elections made by the participant.

In 2008, we also maintained the Non-Qualified Savings Incentive Plan, to which we credited amounts that we were precluded from contributing to the SIP because of limitations under the Internal Revenue Code. We terminated the Non-Qualified Savings Incentive Plan as of December 31, 2008 and the balances in participants’ notional accounts are generally scheduled to be distributed during the first quarter of 2009.

See Footnote 8 of the Summary Compensation Table on page 49 for information about Ambac’s contributions under the SIP and the Nonqualified SIP on behalf of the named executive officers.

Defined Benefit Plans:

The Pension Plan was a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code that was designed to provide monthly retirement benefits to eligible employees. We terminated the Pension Plan as of December 31, 2006. All of our named executive officers received a lump sum distribution of their benefit under the Pension Plan during the last quarter of 2007, and no named executive officer will receive any further payments or benefits under the Pension Plan.

The Supplemental Pension Plan and the Excess Benefits Plan provided certain supplemental retirement benefits to certain of Ambac’s highly paid employees, including our executive officers. These plans paid eligible employees the difference between the amount payable under the Pension Plan and the amount they would have received under the Pension Plan without the limits on annual benefits (covered by the Excess Plan) and annual earnings (covered by the Supplemental Plan) imposed by the Internal Revenue Code.

As a result of our terminating the Pension Plan as of December 31, 2006, employees ceased to accrue additional benefits under the Supplemental Pension Plan and the Excess Benefits Plan as of that date. We merged the Excess Benefits Plan into the Supplemental Pension Plan as of January 1, 2008. Participants who had not commenced benefit payments under the non-qualified plans as of December 31, 2007, including all of our named executive officers, received their benefits as an actuarially equivalent lump sum distribution in March 2008. The lump sum benefit was calculated using a discount rate of 4.69% and the mortality table promulgated for use in determining minimum lump sums payable from qualified pension plans.

Effective January 1, 2007, Ambac replaced the retirement benefits under the defined benefit plans with an enhanced matching contribution (of up to 6% of salary) to its Savings Incentive Plan and, through December 31, 2008, its Non-Qualified Savings Incentive Plan, described above.

The following table shows the payments made to our NEOs under the Supplemental Pension Plan during 2008. As of December 31, 2008, none of our named executive officers had any accumulated benefit under the Supplemental Pension Plan, and no named executive officer will receive any further payments or benefits under the Supplemental Pension Plan:

Name (a)	Plan Name (b)	Payments During Last Fiscal Year ($) (e)
Michael A. Callen	Supplemental Pension Plan	0

David W. Wallis	Supplemental Pension Plan	0

Robert J. Genader	Supplemental Pension Plan	619,101

Sean T. Leonard	Supplemental Pension Plan	9,149

Douglas C. Renfield-Miller	Supplemental Pension Plan	10,526

Kevin J. Doyle	Supplemental Pension Plan	5,622

Robert Shoback	Supplemental Pension Plan	875

John W. Uhlein	Supplemental Pension Plan	38,793

William T. McKinnon	Supplemental Pension Plan	63,877

2008 Nonqualified Deferred Compensation

The following table shows the executive contributions, Ambac’s contributions, earnings and balances for the NEOs in the Ambac Senior Officer Deferred Compensation SubPlan of the Equity Plan (the “SubPlan”), an unfunded, unsecured deferred compensation plan. The SubPlan allows executive officers (including NEOs) and managing directors to defer all or a portion of their annual bonus. The following table also includes amounts contributed to each NEO’s account under our Non-Qualified Savings Incentive Plan (“Non-Qualified SIP”) and restricted stock units granted and deferred under a restoration option program that we discontinued in 2004.

Account balances under the SubPlan may be invested in phantom investments selected by the executive from an array of investment options or Ambac Restricted Stock Units (“RSUs”). When participants elect to defer amounts pursuant to the SubPlan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executives’ retirement or termination. Distributions can be made in a lump sum or annual installments.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(5)
Michael A. Callen	SubPlan	0	0	0	0	0
	Non-Qualified SIP	0	5,400	0	(5,436)	0
	Other (4)	0	0	0	0	0

	Total	0	5,400	0	(5,436)	0

David W. Wallis	SubPlan	210,811	52,706	(241,699)	(8,871)	33,481
	Non-Qualified SIP	0	60,826	0	(61,227)	0
	Other (4)	0	0	0	0	0

	Total	210,811	113,532	0	(70,098)	33,481

Robert J. Genader	SubPlan	0	0	(707,203)	(51,882)	0
	Non-Qualified SIP	0	0	6,909	(403,431)	0
	Other (4)	0	0	(8,955,767)	(656,907)	0

	Total	0	0	0	(1,112,220)	0

Sean T. Leonard	SubPlan	0	0	(48,102)	(7,228)	2,219
	Non-Qualified SIP	0	19,892	1,024	(44,721)	0
	Other (4)	0	0	0	0	0

	Total	0	19,892	0	(51,949)	2,219

Kevin J. Doyle	SubPlan	0	0	(6,188)	(4,708)	0
	Non-Qualified SIP	0	3,600	1,261	(34,020)	0
	Other (4)	0	0	0	0	0

	Total	0	3,600	0	(38,728)	0
Doug Renfield-Miller	SubPlan	0	0	(631,067)	0	34,225
	Non-Qualified SIP	0	9,600	528	(22,388)	0
	Other (4)	0	0	0	0	0

	Total	0	9,600	0	(61,116)	34,225

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(5)
Robert Shoback	SubPlan	55,000	18,331	(392,390)	(53,410)	22,547
	Non-Qualified SIP	0	2,400	1,117	(29,347)	0
	Other (4)	0	0	0	0	0

	Total	55,000	20,731	0	(82,757)	22,547

John W. Uhlein III	SubPlan	0	0	(137,039)	0	7,432
	Non-Qualified SIP	0	17,900	3,837	(110,531)	0
	Other (4)	0	0	0	0	0

	Total	0	17,900	0	(110,531)	7,432

William T. McKinnon	SubPlan	0	0	(44,192)	(19,343)	0
	Non-Qualified SIP	0	0	1,201	(71,571)	0
	Other (4)	0	0	0	0	0

	Total	0	0	0	(90,914)	0
(1)	The amounts reflected for the SubPlan in this column represent the amount of the 2007 deferred bonus that an executive elected to defer in the form of RSUs. These RSUs vest over three years. Mr. Wallis elected to receive 25% of his 2007 bonus, paid in January 2008, in the form of RSUs and Mr. Shoback elected to receive 10% of his 2007 bonus, paid in January 2008, in the form of RSUs.

(2)	The amount shown for the SubPlan represents the 25% discount provided by Ambac to the executive pursuant to the SubPlan with respect to an executive’s election to defer up to 25% of his 2007 cash bonus in the form of RSUs. These RSUs generally vest on January 28, 2012, which will be the fourth anniversary of the date of grant; RSUs awarded to Mr. Genader and Mr. McKinnon vested upon retirement.

Of the discounted RSUs reported in column (c), the following amounts were included in the FAS 123R stock award values reported in column (e) of the Summary Compensation Table: Mr. Wallis—$13,704; Mr. Shoback—$3,575.

The “Non-Qualified SIP” contribution is based on the NEO’s salary for 2008.

(3)	None of these earnings are above-market and consequently they are not reported in the Summary Compensation Table.

(4)	RSUs were granted and deferred pursuant to a Restoration Option Program. The Restoration Option Program permitted executives to exercise their stock options and defer receipt of the gain from such stock options into Ambac restricted stock units until a specified date in the future or termination. We discontinued this Program in October 2004.

(5)	All amounts contributed by an NEO and by Ambac in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

Potential Payments upon Termination or Change in Control

With the exception of Mr. McKinnon, none of our named executive officers had an employment agreement during 2008. In addition, none of our executive officers is eligible to receive benefits under the severance pay plan that we maintain for the majority of our full-time employees. With the exception of the payments described above to Messrs. McKinnon and Uhlein, and with the exception of the entitlements under the Management Retention Agreements described below, none of our named executive officers is entitled to any payment at, following or in connection with any termination of employment, any change in control of Ambac or any change in the named executive officer’s responsibilities other than entitlements to compensation or other benefits that were already fully earned and vested as of the relevant event.

As noted earlier, Mr. McKinnon retired from Ambac effective February 8, 2008. Mr. McKinnon’s entitlement to compensation for 2008 is described above under the heading “Employment Agreement with William T. McKinnon”. In addition, Mr. Uhlein resigned from Ambac effective February 1, 2009. He received the payments described below under the heading “Agreement with John W. Uhlein, III”.

Management Retention Agreements

In General	We have entered into management retention agreements with each of our executive officers (including our Named Executive Officers), except Mr. Callen, to provide for payments and certain benefits if they are terminated following a “Change in Control” (as defined below). These agreements also provide some level of income continuity for an executive officer should his or her employment be terminated without “Cause” or for “Good Reason” in connection with a change in control.

Payments and Benefits After Change in Control	If there is a Change in Control and, within three years of the Change in Control, Ambac or its successor terminates the executive’s employment other than for “Cause” (as defined below), or if the executive resigns for “Good Reason” (as defined below), the executive will:

•

receive a lump sum cash payment equal to two times the sum of (a) the executive’s highest annual base salary and (b) the product of the executive’s highest bonus percentage (as a percentage of base salary) times his highest base salary;

•

receive a lump-sum payment equal to the amount that we would have contributed during the two years following termination to the executive’s account under the SIP and any nonqualified plan we maintained; and

•

continue to participate in Ambac’s medical and other welfare benefits programs for two years following termination (or, if earlier, until the executive begins coverage under the plans of a subsequent employer).

In addition, these agreements provide that all stock options and restricted stock units awarded under the Equity Plan will vest in full upon the occurrence of a Change in Control, whether or not the executive’s employment is subsequently terminated. We provide for accelerating the vesting of equity awards to allow an executive to recognize gains attributable to the executive’s stewardship of Ambac prior to the Change in Control. Ambac will also provide a gross-up to the executive in the event he or she is subject to excise tax for receipt of payments made pursuant to the agreement. We have concluded that an excise tax gross-up (but not a gross-up for any other taxes) is appropriate in this circumstance in order to maintain the intended after-tax benefit to the executives and avoid the potentially variable application of the excise tax rules (which can result in executives who received similar benefits under the agreement having significantly different excise tax liability).

Amendment to CEO Change in Control Agreement	In May 2008, the Committee approved an amendment to Mr. Wallis’s Management Retention Agreement that changed the definition of “Reference Amount” to provide for two times his highest level of total cash compensation, which shall include only his base salary and annual cash bonus and exclude the value of any other awards.

Definitions

The following definitions are used in the Management Retention Agreements described above:

“Change in Control”	A “Change in Control” generally occurs if:

•	an individual, entity or group acquires beneficial ownership of 20% or more of our outstanding common stock;

•	a majority of our Board is replaced with directors who are not approved or recommended by our current Board; or

•

our stockholders approve a merger or similar business combination, or a sale of all or substantially all of Ambac’s assets that causes our stockholders immediately prior to the completion of the transaction to own less than 70% of outstanding shares and voting power of the resulting corporation.

“Cause”	“Cause” for an executive’s termination generally includes:

•	the willful commission of acts that are dishonest and demonstrably and materially injurious to Ambac;

•	the conviction of certain felonies; or

•	a material breach of any of the executive’s agreements concerning confidentiality and proprietary information.

An executive’s termination will not be considered to have been for Cause unless at least three-quarters of the members of the Board adopt a resolution finding that the executive has engaged in conduct that constitutes Cause as defined in the agreement.

“Good Reason”	An executive will generally have “Good Reason” to terminate his employment if:

•	a substantial adverse alteration in the nature or status of the executive’s authority, duties or responsibilities;

•	a material diminution in the executive’s base compensation (including as “base compensation” any amount permitted to be so included under Treas. Reg. §1.409A-(n)(2)(ii)(A) or any successor provision);

•	the relocation of the office of the Executive to a location more than 25 miles from the location where the Executive is employed immediately prior to the Change in Control; or

•	Ambac fails to honor its obligations under the agreement.

An executive must notify Ambac of the existence of an event or circumstance constituting “Good Reason” within 90 days of its first occurrence, and Ambac will have 30 days to cure the event or circumstance.

The table below reflects the amount of compensation that would be owed to each of our named executive officers (“NEOs”) in the event of termination of such executive’s employment without Cause, or the executive’s resignation for Good Reason, within three years after a Change in Control (as “Cause,” “Good Reason” and “Change in Control” are defined in the Management Retention Agreement described above). The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Ambac. Mr. Genader and Mr. McKinnon retired from Ambac on January 13, 2008 and February 8, 2008, respectively, and as a result are no longer entitled to benefits under their Management Retention Agreements. Mr. Uhlein resigned from Ambac effective on February 1, 2009, and as a result is no longer entitled to benefits under his Management Retention Agreement.

Potential Payments Upon Change-In-Control Table(1)

Name and Principal Position (a)	Salary Continuation or Severance ($) (b)(2)	Option Value($) (c)	Restricted Stock Unit Value($) (d)	All Other Severance (e)(3)	Excise Tax and Gross Up ($) (f)(4)	Total Payment on Termination ($) (g)
Michael A. Callen	3,705,000	0	2,483	142,800	1,725,140	5,575,423

David W. Wallis	3,700,000	0	279,631	142,800	2,033,017	6,155,448

Robert J. Genader(5)	—	—	—	—	—	—

Sean T. Leonard	2,926,000	0	16,037	142,800	1,241,591	4,326,428

Douglas C. Renfield-Miller	2,970,000	0	22,331	142,800	0	3,135,131

Kevin J. Doyle	2,602,000	0	13,666	142,800	0	2,758,466

Robert Shoback	1,925,000	0	14,605	142,800	0	2,082,405

John W. Uhlein III(5)	—	—	—	—	—	—

William T. McKinnon(5)	—	—	—	—	—	—

(1)    This scenario assumes a Change in Control at Ambac’s year end 2008 stock price $1.31 on December 31, 2008 and all equity awards cashed out and settled.

(2)    Two times the highest salary plus two times the product of the highest bonus percentage (as a percentage of base salary) times the highest base salary, except for Mr. Wallis, whose formula is described above under “Management Retention Agreement—Amendment to CEO Change in Control Agreement” on page 63.

(3)    All other severance includes estimates of two years additional (i) SIP participation, (ii) financial planning and outplacement, and (iii) welfare and fringe benefits.

(4)    If total compensation and benefits exceed three times an officer’s average W-2 compensation for the five years preceding the change in control, a portion of the compensation and benefits may be subject to a nondeductible excise tax under Section 280G of the Internal Revenue Code, with variable impact on officers with Management Retention Agreements. To ensure Management Retention Agreement benefits are equivalent for all participants, Ambac has agreed to provide a gross-up of this excise tax (but not of any other tax payable on the executive’s compensation and benefits).

(5)    Messrs. Genader, Uhlein and McKinnon were no longer in office as of December 31, 2008 and as such, they would not have received any benefit under the Management Retention Agreement if a change in control had occurred as of that date. Please refer to page 66 below for information on the benefits that Messrs. Uhlein and McKinnon received upon their retirements and to the Summary Compensation Table above on page 49 for information on the benefits that Mr. Genader received upon his retirement.

Employment Agreement with William T. McKinnon

In General	On January 30, 2007, Ambac entered into an employment agreement with Mr. McKinnon (the “McKinnon Agreement”), which replaced his previous employment agreement. The new agreement provided for an employment term that was scheduled to continue until January 30, 2009 (the “Term”).

The McKinnon Agreement provided for Mr. McKinnon to serve as Senior Managing Director and Chief Risk Officer. On February 8, 2008, Mr. McKinnon retired. Pursuant to the McKinnon Agreement, for 2007, Mr. McKinnon received a base salary of $400,000 and guaranteed incentive compensation consisting of a cash bonus of $800,000, a stock option grant with an implied value (determined using the Black-Scholes option valuation methodology) of $325,000 and a grant of $425,000 in RSUs. Upon his retirement, these options and RSUs vested. In accordance with the terms of the McKinnon Agreement, for 2008, Mr. McKinnon continued to receive his base salary of $400,000 on a bi-weekly basis. In addition, in January 2009, he received a guaranteed minimum bonus of $850,000. He also received his guaranteed long-term incentive compensation of $750,000 for the 2008 performance year which was payable in cash in January 2009.

Special Equity Grant	In connection with his retirement, we agreed to vest and settle on January 29, 2009, two-thirds of an award of 8,595 RSUs which was granted to Mr. McKinnon on January 29, 2007.

Agreement with John W. Uhlein III

In General	On September 18, 2008, Ambac entered into an Agreement with John W. Uhlein, III, Executive Vice President, relating to his termination of employment with Ambac. The Agreement provided for Mr. Uhlein to resign effective February 1, 2009 (the “Resignation Date”). Pursuant to the Agreement, Mr. Uhlein continued to receive his regular salary and benefits through the Resignation Date and continued to report to Ambac’s CEO and provide transition and consulting services as requested by the CEO. The Agreement provides for Mr. Uhlein to be awarded a Bonus of $750,000 for the 2008 performance year (the “2008 Bonus”) and a severance amount of $350,000 (“Severance Award”) upon execution of a Waiver and General Release Agreement. This 2008 Bonus and Severance Award are in recognition of services that Mr. Uhlein performed in 2008 and as consideration for his execution of a Waiver and General Release Agreement. Additionally, Mr. Uhlein agreed to restrictions concerning non-disclosure of proprietary information and non-solicitation of Ambac’s customers or any account of Ambac. The Agreement also provides Mr. Uhlein certain additional benefits including (i) the acceleration of the vesting of 21,334 Ambac stock options and (ii) up to $25,000 for legal expenses and outplacement services. In addition, Mr. Uhlein’s Agreement provides that he will continue to be eligible to participate in all medical dental and prescription drug programs available to Ambac’s employees through January 1, 2010.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#) (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)(#) (c)(3)
Equity Compensation Plans Approved by Security Holders	8,125,936	$51.67	9,658,446
Equity Compensation Plans Not Approved by Security Holders (4)	0	0	0
Total	8,125,936	$51.67	9,658,446
(1)	This amount includes 39,688 shares subject to stock options outstanding under the Directors Plan and 5,037,719 subject to stock options outstanding under the Equity Plan, plus 307,722 shares subject to restricted stock units under the Directors Plan and 2,740,807 shares subject to restricted stock units under the Equity Plan.

(2)	Weighted average exercise price of outstanding stock options; excludes restricted stock units.

(3)	This amount includes 110,653 shares available under the Directors Plan of which 77,479 shares are available for future awards of restricted stock and restricted stock units, and 9,547,793 shares available under the Equity Plan, of which 3,103,336 shares are available for future awards of stock, restricted stock units, performance units, or other awards consistent with the purposes of the plan as determined by the Compensation Committee.

(4)	All of Ambac’s equity compensation plans have been approved by security holders.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Eight Directors

General

The Board has nominated eight directors for election at the Annual Meeting. Each nominee is currently serving as a director. If you elect them, they will hold office until the next Annual Meeting or until their successors have been elected. Each nominee also serves as a director of Ambac Assurance.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting.

Selection of New Director

Upon the resignation of W. Grant Gregory in January 2008 and the Board’s decision to appoint Mr. Callen as an Interim Chief Executive Officer, the Governance Committee thought it was prudent to search for a new independent director. As such, members of the Board identified potential board candidates with finance experience. Mr. Callen, Ambac’s Executive Chairman, provided the name of Paul DeRosa to the Governance Committee to consider for inclusion in a list of potential director candidates. After the Governance Committee reviewed the list of potential director candidates, the Governance Committee determined that Mr. DeRosa best fit its criteria. The Governance Committee Chair than asked several Committee members to meet with Mr. DeRosa so that the Committee members could assess Mr. DeRosa as a director candidate. All Committee members who met Mr. DeRosa recommended him as a potential director to the Committee. The Committee, in turn, unanimously recommended to the full Board that Mr. DeRosa be appointed to the Board and the Ambac Assurance Board. The Board followed the Committee’s recommendation and appointed Mr. DeRosa to the Ambac Board and the Ambac Assurance Board.

NOMINEES

Michael A. Callen Age 68 Director since 1991	Executive Chairman of Ambac and Ambac Assurance since January 2008. On October 21, 2008, Mr. Callen stepped down from his position as Interim President and Chief Executive Officer of Ambac and Ambac Assurance, but continues to act as Executive Chairman of Ambac and Ambac Assurance. On January 16, 2008 Mr. Callen was appointed Chairman and Interim President and Chief Executive Officer of Ambac and Ambac Assurance. He served as the President of Avalon Avalon Argus Associates, LLC, a financial consulting firm from April 1996 until January 2008. Mr. Callen was Special Advisor to the National Commercial Bank located in Jeddah in the Kingdom of Saudi Arabia from April 1993 through April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a director of Citicorp and Citibank and a Sector Executive for Citicorp from 1987 until January 1992.

Jill M. Considine Age 64 Director since 2000	Non Executive Chairman of Butterfield Fulcrum Group Ltd. since September 2008; Chair of Fulcrum Group Ltd. (predecessor company) since January 2008. Ms. Considine served as Senior Advisor to the Depository Trust & Clearing Corporation and its subsidiaries (securities depository and clearing house) from August 2007 to April 2008, having served as Chairman since 2006, and as both Chairman and Chief Executive Officer from January 1998 to August 2006. Prior to joining The Depository Trust Company, Ms. Considine served as the President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. Ms. Considine also serves as a director of the Atlantic Mutual Insurance Companies and The Interpublic Group of Companies, Inc. On January 30, 2008, Ms. Considine became the Chairman of the Board of Directors of Fulcrum Limited, a leading global administrator for the hedge fund and alternative asset management industry. In January 2008, Ms. Considine also began serving as trustee of the AIG Credit Facility Trust.

Paul DeRosa Age 68 Director since July 2008	Principal, Mt. Lucas Management Corporation (hedge fund management) since 1998. From March 1988 to July 1995, Mr. DeRosa served as a co-founder of Eastbridge Capital Inc., a bond trading company and primary dealer in United Treasury bonds, where he acted as a Managing Director. He became the CEO in 1995 and served in that capacity until he left for Mt. Lucas in 1998. Prior to his service with Eastbridge, Mr. DeRosa worked for Citibank N.A., where he was responsible for developing Citibank’s business in financial derivatives and acted as the head of the bank’s proprietary bond trading in the early 1980’s. Mr. DeRosa has also served as a research economist at the Federal Reserve Bank of New York.

Philip Duff Age 51 Director since 2007

CEO and General Partner of Duff Capital Advisors since January 2007. Prior to founding Duff Capital Advisors (formerly known as Robson Ventures), Mr. Duff was one of the founding partners of FrontPoint Partners LLC, an investment management firm, and served as its Chairman and CEO from November 2000 to December 2006. In December 2006, FrontPoint Partners was sold to Morgan Stanley. Prior to his starting FrontPoint Partners in 2000, Mr. Duff was the Chief Operating Officer and Senior Managing Director of Tiger

Management from 1998 to 2000. Before joining Tiger, Mr. Duff spent much of his career at Morgan Stanley and served as the Chief Financial Officer of Morgan Stanley from 1994 to 1997. From 1997 to 1998, Mr. Duff served as President and CEO of VanKampen Investments, a mutual fund acquired by Morgan Stanley. Mr. Duff started his career at Morgan Stanley in 1984 in investment banking, where he became head of the Financial Institutions Group.

Thomas C. Theobald Age 71 Director since 2004	Senior Advisor for Chicago Growth Partners (Formerly William Blair Capital Partners) and former Chairman and Chief Executive Officer of Continental Bank Corp. Mr. Theobald joined William Blair Capital Partners in 1994 following his role as Chairman and CEO of Continental Bank, where he had served since 1987 until its sale to BankAmerica in 1994. Prior to 1987, Mr. Theobald worked at Citicorp/Citibank for over 25 years in various capacities in the domestic and international sectors, including serving as Vice Chairman from 1982 to 1987. Mr. Theobald also serves as the Chairman of the Board for Columbia Mutual Funds and as a director for Anixter International, Jones Lang LaSalle Incorporated and Ventas Inc.

Laura S. Unger Age 48 Director since 2002	Private Consultant and Former SEC Commissioner. Ms. Unger currently has her own consulting business, advising clients on a range of securities, legal, regulatory and policy matters. She has also served as the Independent Consultant to JPMorgan for the global analyst conflict settlement since 2003. After resigning her Commissioner seat, Ms. Unger joined CNBC in July 2002 and served as CNBC’s Regulatory Expert until July 2003. From February 2001 until August 2001, Ms. Unger served as Acting Chairman of the SEC. From November 1997 to February 2002, Ms. Unger served as a SEC Commissioner. Before being appointed to the SEC, Ms. Unger served as Securities Counsel to the United States Senate Committee on Banking, Housing and Urban Affairs from October 1990 to November 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC in Washington, D.C. and New York City. Ms. Unger also serves as a director of CA, Inc. (formerly Computer Associates) and the IQ Fund Complex.

Henry D. G. Wallace Age 63 Director since 2004	Former Group Vice President and Chief Financial Officer of Ford Motor Company (auto manufacturing). Mr. Wallace was Group Vice President and Chief Financial Officer of Ford Motor Company from January 1999 until he retired in December 2001. In 1998, he served as Vice President of Strategic Planning and CFO for Ford’s European Operations. From 1996-1997, he served as President and CEO of Mazda Motor Corporation. Mr. Wallace also serves as a director of Diebold, Inc., Lear Corporation and Hayes Lemmerz International, Inc.

David W. Wallis Age 49 Director since October 2008	President and Chief Executive Officer of Ambac and Ambac Assurance since October 2008. On October 21, 2008, Mr. Wallis was appointed President and Chief Executive Officer of Ambac and Ambac Assurance. From February 2008 until October 2008, Mr. Wallis served as the Chief Risk Officer of Ambac and Ambac Assurance and had executive responsibility for Credit Risk Management, Capital and Risk Analysis, Risk Transfer and Portfolio Risk Management. From July 2005 to January 2008, Mr. Wallis served as a Senior Managing Director and Head of Portfolio and Market Risk Management. In 2003, he transferred to Ambac’s New York headquarters as a Managing Director within the Credit Risk Management team. He joined Ambac’s London Office in 1996 as a First Vice President where he helped develop and lead the European Structured Finance and Securitization business, becoming a Managing Director in 1999. Prior to joining Ambac in 1996, he was an investment banker at NatWest in the Debt Structuring Group.

The Board recommends that you vote “FOR” the election of all eight nominees for director.

Proposal 2: Ratify Selection of KPMG LLP, an Independent Registered Public Accounting Firm, as Independent Auditors for 2009

We are asking you to ratify the Audit and Risk Assessment Committee of the Board of Directors’ selection of KPMG LLP, an independent registered public accounting firm, as Ambac’s independent auditors for 2009. KPMG LLP has served as the independent auditors of Ambac Assurance since 1985 and of Ambac since our incorporation in 1991.

Representatives of KPMG LLP will attend the Annual Meeting to answer your questions. They also will have the opportunity to make a statement if they desire to do so. The work performed by KPMG LLP during 2008 and the related fees are set forth below.

Audit and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Ambac’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for fiscal years 2008 and 2007 presented below were approved by Ambac’s Audit and Risk Assessment Committee. All such services were pre-approved by the Committee in accordance with the pre-approval policy.

Audit Related Expenses	2008	2007
Audit Fees (1)	$3,299,200	$3,069,000
Audit Related Fees (2)	41,500	114,000
Tax Fees (3)	156,200	104,000
All Other Fees	0	0
Total	$3,496,900	$3,287,000

(1)    Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, consents and comfort letters and accounting advice on completed transactions.

(2)    Audit related fees consisted principally of audits of employee benefit plans and certain accounting consultations.

(3)    Tax fees consist principally of tax compliance services and tax advice to Ambac and its UK insurance subsidiaries.

Policy on Audit and Risk Assessment Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit and Risk Assessment Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit and Risk Assessment Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit and Risk Assessment Committee for approval.

1. Audit services include audit work performed in connection with the annual and quarterly financial statements, the audit of internal control over financial reporting as well as work that generally only the independent auditor can reasonably be expected to provide, including consents, comfort letters, statutory audits, and attest services.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards.

3. Tax services include all services performed by the independent auditor for tax compliance and tax advice.

4. Other Fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent auditor.

Prior to engagement, the Audit and Risk Assessment Committee pre-approves these services by category of service. The fees are budgeted and the Audit and Risk Assessment Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, any audit services provided by the independent auditor will be pre-approved by the Audit and Risk Assessment Committee or, between meetings of the Audit and Risk Assessment Committee, by its Chairman pursuant to authority delegated by the Audit and Risk Assessment Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit and Risk Assessment Committee, and he has undertaken to confer with the Audit and Risk Assessment Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent auditor in excess of $100,000.

The Board recommends that you vote “FOR” the ratification of the selection of KPMG LLP,

an independent registered public accounting firm, as independent auditors for 2009.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee has established criteria for director candidates, which is discussed in more detail above on page 14.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders:

•	You must notify the Corporate Secretary in writing not less than 60 days nor more than 90 days before the Annual Meeting.

•	If we give you less than 70 days notice of the meeting date, however, you may notify us within 10 days after the notice was mailed or publicly disclosed.

•	Your notice must contain the specific information required in our By-laws.

Please note that these By-laws requirements relate only to matters you wish to bring before your fellow stockholders at an Annual Meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you wish to submit proposals to be included in our 2010 proxy statement, we must receive them on or before Friday, November 25, 2009. Please address your proposals to: Anne Gill Kelly, Corporate Secretary, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of Ambac.

By order of the Board of Directors,

Anne Gill Kelly Managing Director, Corporate Secretary and Assistant General Counsel

March 25, 2009

Appendix A

Policy Regarding Determination of Independence

The Board of Directors of Ambac Financial Group, Inc. (together with its consolidated subsidiaries, “Ambac”), will determine which of its members are independent for purposes of the NYSE rules on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement issued in connection with the annual meeting of shareholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. In addition, the Board will reconsider a director’s status if his or her employment changes. The Board may determine a director to be independent only if the Board affirmatively determines that the director has no material relationship with Ambac (either directly or as a director, partner, shareholder and/or officer of an organization that has a relationship with Ambac).

The Board, pursuant to the recommendation of the Governance Committee, has established the following standards to assist it in determining independence. However, if a director has a relationship that violates any standard in Paragraphs A or C, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. In the context of the other standards, the fact that a particular relationship or transaction either is not addressed or exceeds the thresholds shall not create a presumption that the director is or is not independent. In that case, the Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not addressed or that exceed the thresholds are, in the Board’s judgment, material, and therefore whether the affected director is independent.

Employment/Other Compensation

A.	In no event will a director be considered independent IF within the preceding three (3) years:

Employment by Ambac

1.	the director was employed by Ambac or has an immediate family member (as defined below) who is or has been employed by Ambac as an executive officer (as defined below); or

Direct Compensation from Ambac

2.	the director, or an immediate family member of the director, received more than one hundred thousand dollars ($100,000) per year in direct compensation from Ambac (not including directors’ fees and pension or other forms of deferred compensation for prior service with Ambac); or

Employment by Ambac’s Independent Auditor

3.	the director was affiliated with or employed by Ambac’s independent auditor or an immediate family member was affiliated with or employed by Ambac’s independent auditor as a partner, principal, manager, or in any other professional capacity; or

Compensation Committee Interlock

4.	the director or an immediate family member was employed as an executive officer by a company where an executive officer of Ambac was on the Compensation Committee of that company’s board of directors.

Directors’ Fees

B.	The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from Ambac shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

Transactions and Other Business Relationships

Payments for Property or Services by a Director-Affiliated Entity

C.	A director will NOT be considered independent if such director is a current employee of, or has an immediate family member who is an executive officer of another company or tax-exempt organization that has made payments to, or received payments from, Ambac for property or services in an amount which, in any of the last three fiscal years of the other company, has exceeded the greater of one million dollars ($1,000,000) or two percent (2%) of such other company’s consolidated gross revenues.

D.	The following commercial relationships will NOT be considered to be material relationships that would impair a director’s independence:

Indebtedness

1.	a director or an immediate family member of a director of Ambac is an executive officer of another company or tax-exempt organization which is indebted to Ambac, or to which Ambac is indebted, and the total amount of either organization’s indebtedness to the other is less than the greater of one million dollars ($1,000,000) or one percent (1%) of the total consolidated assets of the organization for which he or she serves as an executive officer; or

Ordinary Course of Business Transactions

2.	a director or an immediate family member of a director is an executive officer of a company or other organization that has a business relationship with Ambac including, but not limited to underwriting financial guarantee insurance, trading in securities or derivatives and co-investment in financial transactions and the relationship is made or extended on terms and under circumstances that are substantially similar to those prevailing at the time with unrelated third parties; provided however, that Ambac’s gross fee revenues from such transactions (together with other payments for property or services in the applicable fiscal year, if any), do not exceed the threshold set forth in Paragraph C above.

Director Interests in Parties Transacting with Ambac

E.	A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Ambac shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

Directors of Companies Transacting with Ambac

F.	A relationship arising solely from a director’s position as a director or advisory director of another company or tax-exempt organization that engages in a transaction with Ambac shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Contributions to Tax-Exempt Organizations

G.	It will not be considered a material relationship that would impair a director’s independence if a director of Ambac, or a director’s spouse, serves as an executive officer of a tax-exempt organization, and Ambac’s discretionary charitable contributions to the organization, in the aggregate, are less than five percent (5%) or two hundred thousand dollars ($200,000), whichever is greater, of that organization’s latest, publicly available, gross revenues.

Extension of Credit

H.	Ambac will not make any personal loans or extensions of credit to directors or executive officers.

Other

I.	Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $120,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Disclosure of Material Circumstances

J.	To help maintain the independence of the Board, all directors are required to deal at arms length with Ambac and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

Definitions:

K.	For purposes of this policy:

1.	“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), and any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making function, or any other person who performs similar policy-making functions for the entity. In the case of any entity whose executive officers are subject to Section 16 of the Securities Exchange Act of 1934, those individuals (and only those individuals) whom the entity identifies as its executive officers for purposes of Section 16 shall be considered executive officers of the entity for purposes of these independence standards.

2.	“Immediate family members” of a director mean the director’s spouse, parents, children, step-parents, step-children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the directors’ home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

ONE STATE STREET PLAZA, NEW YORK, NY 10004

AMBAC FINANCIAL GROUP, INC. ANNE GILL KELLY ONE STATE STREET PLAZA NEW YORK, NY 10004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Ambac Financial Group, Inc, in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends that you vote “For” the following.
1. Election of Directors		☐	☐	☐
Nominees
01 Michael A. Callen 06 Laura S. Unger	02 Jill M. Considine 07 Henry D. G. Wallace		03 Paul R. DeRosa 08 David W. Wallis		04 Philip N. Duff	05 Thomas C. Theobald
The Board of Directors recommends you vote FOR the following proposal(s).						For	Against	Abstain
2 Ratify Selection of KPMG LLP as Independent Auditors for 2009.						☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
Yes No
Please indicate if you plan to attend this meeting			☐ ☐

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

0000012791_1    R2.09.03.15

Important Notice Regarding the Availability of Proxy Materials: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

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AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 5th, 2009

The undersigned hereby appoints Gregg L. Bienstock and Anne Gill Kelly, and each of them, proxies, with power of substitution to vote all shares of Common Stock of Ambac Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 5, 2009 at 2:00 PM local time, at Ambac’s executive offices, One State Street Plaza, New York, New York, and at any adjournments of the Annual Meeting. The proxies have the authority to vote as directed on the reverse side of this card with the same effect as though the undersigned were present in person and voting. The proxies are further authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The undersigned revokes all proxies previously given to vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000012791_2    R2.09.03.15